UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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POLYONE CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF 2014

ANNUAL MEETING OF SHAREHOLDERS

AND PROXY STATEMENT

PolyOne Corporation

April 3, 2014

Dear Fellow Shareholder:

You are cordially invited to attend the PolyOne Corporation Annual Meeting of Shareholders, which will be held at 9:00 a.m. on Thursday, May 15, 2014, at PolyOne Corporation’s corporate headquarters located at PolyOne Center, 33587 Walker Road, Avon Lake, Ohio 44012.

A Notice of the Annual Meeting and the Proxy Statement follows. Please review this material for information concerning the business to be conducted at the Annual Meeting and the nominees for election as Directors.

You will also find enclosed a proxy and/or voting instruction card and an envelope in which to return the card. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return your enclosed proxy and/or voting instruction card, or vote by telephone or over the Internet as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. Your vote is very important. You may, of course, withdraw your proxy and change your vote prior to or at the Annual Meeting, by following the steps described in the Proxy Statement.

I appreciate the strong support of our shareholders over the years and look forward to seeing you at the meeting.

Sincerely,

Stephen D. Newlin Chairman, President and Chief Executive Officer PolyOne Corporation

Please refer to the accompanying materials for voting instructions.

NOTICE OF 2014

ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	9:00 a.m. Eastern Standard Time, May 15, 2014
Location:	PolyOne Center, 33587 Walker Road, Avon Lake, Ohio 44012

April 3, 2014

The Annual Meeting of Shareholders of PolyOne Corporation will be held at PolyOne Corporation’s corporate headquarters located at PolyOne Center, 33587 Walker Road, Avon Lake, Ohio 44012 at 9:00 a.m. on Thursday, May 15, 2014. The purposes of the meeting are to:

1.	Elect as Directors the 11 nominees named in the proxy statement and recommended by the Board of Directors;

2.	Conduct an advisory vote to approve named executive officer compensation;

3.	Ratify the appointment of Ernst & Young LLP as PolyOne Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2014; and

4.	Consider and transact any other business that may properly come before the meeting.

You are eligible to vote if you were a shareholder of record at the close of business on March 18, 2014. Please ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or the internet, or by completing, signing, dating and returning your proxy form in the enclosed envelope.

For the Board of Directors

LISA K. KUNKLE
Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to be held on May 15, 2014:

The proxy statement, proxy card and annual report to shareholders for the fiscal year ended December 31, 2013 are available at our internet website, www.polyone.com, on the “Investors Relations” page.

PROXY STATEMENT SUMMARY

Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

PolyOne 2014 Annual Meeting of Shareholders

May 15, 2014 9:00 a.m. Eastern Standard Time	PolyOne Center 33587 Walker Road, Avon Lake, Ohio 44012

Voting.  Shareholders as of the record date, March 18, 2014, are entitled to vote. Each share of common stock is entitled to one vote for each Director nominee and one vote for each of the other proposals to be voted on.

Even if you plan to attend our annual meeting in person, if you are a registered holder, please cast your vote as soon as possible by:

INTERNET - www.proxypush.com/pol Use the Internet to vote until 11:59 p.m. (CT) on May 14, 2014.	PHONE - 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 14, 2014.	MAIL - Mailing your signed proxy or voting instruction form.

If your shares are held in street name, please follow the instruction provided by your bank or broker to cast your vote.

Each shareholder’s vote is important. Please complete, sign, date and return your proxy or voting instruction form, or submit your vote and proxy by telephone or the internet.

Meeting Agenda and Voting Recommendations:

	Page references for more information	Board Vote Recommendation
Election of 11 Directors	2	FOR each Director nominee
Company Proposals
• Advisory approval of our named executives officer compensation	58	FOR
• Ratification of Ernst & Young as our auditor for 2014	60	FOR
Shareholder Proposals	No shareholder proposals were submitted for the 2014 Annual Meeting
Transact other business that properly comes before the meeting

Page i

PROXY STATEMENT SUMMARY

Summary of Board of Directors Nominees

The following table provides summary information as of the date of this proxy statement about each Board of Directors nominee. Detailed information regarding each nominee is found under Proposal 1 – Election of Board of Directors beginning on page 2 of this proxy statement.

Name	Age	Director Since	Principal Occupationd	Inde pen dent	Committee Memberships
					AC	CC(1)	EH& SC(1)	N& GC(1)
Richard H. Fearon	58	2004	Vice Chairman & Chief Financial and Planning Officer, Eaton	X	C			X
Gregory J. Goff	57	2011	President & CEO, Tesoro	X			X	X
Gordon D. Harnett	71	1997	Retired Chairman, President & CEO, Materion Corp. (formerly known as Brush Engineered Materials)	X	X	C
Sandra B. Lin	56	2013	Retired President, CEO and Director, Calisolar (now Silicor Materials)	X	X			X
Richard A. Lorraine	68	2008	Retired SVP & CFO, Eastman Chemical	X	X			X
Stephen D. Newlin(2)	61	2006	Chairman, President & CEO, PolyOne				X
Robert M. Patterson(2)	41	N/A	Executive Vice President and COO, PolyOne
William H. Powell	68	2008	Retired Chairman & CEO, National Starch and Chemical Company	X		X	C
Kerry J. Preete	53	2013	Executive Vice President, Global Strategy, Monsanto	X		X	X
Farah M. Walters	69	1998	President & CEO, QualHealth, LLC	X		X		X
William A. Wulfsohn	52	2011	President & CEO, Carpenter Technology	X		X
2013 Meetings					9	6	2	3

(1)	Effective May 15, 2014, Director Dr. Carol Cartwright, who is not standing for re-election pursuant to our Director retirement policy and who chaired the Nominating and Governance Committee, will be replaced by Mr. Harnett. Dr. Cartwright also served on the Audit Committee and will not immediately be replaced on the Audit Committee. Also effective May 15, 2014: (a) Mr. Powell will become the Chairperson of the Compensation Committee and will no longer serve as a member of the Environmental Health and Safety Committee; (b) Mr. Goff will become the Chairperson of the Environmental Health and Safety Committee; and (c) Ms. Lin and Mr. Patterson will become members of the Environmental Health and Safety Committee.
(2)	As previously disclosed by PolyOne, Mr. Newlin will retire as President and CEO and will become Executive Chairman of the Board of Directors effective May 15, 2014. Mr. Patterson will become President and CEO, effective as of Mr. Newlin’s retirement as President and CEO.

AC	Audit Committee	N&GC	Nominating and Governance Committee
CC	Compensation Committee	C	Committee Chairperson
EH&SC	Environmental Health and Safety Committee	X	Committee Member

Attendance:	Director Elections:
In 2013, each of our current Directors attended at least 75% of the meetings of the Board and committees on which the member served during the period the member was on the Board or committee.	Directors are elected by a plurality of the votes of shares present, in person or by proxy and entitled to vote.

Page ii

PROXY STATEMENT SUMMARY

2013 Performance Highlights

The Board believes that Mr. Newlin and the other Named Executive Officers (as that term is defined in this proxy statement) have performed well in a challenging global environment, and that their compensation is commensurate with this performance.

Financial Performance.  In a year marked by continued uncertainty in the global economy, PolyOne Corporation (“PolyOne” or “Company”) delivered strong operating income and revenue growth, and realized further gains from our specialty platform, which accounts for a significant portion of our Company adjusted operating income. We will work to continue this growth trend as we focus on more specialty end-uses in markets such as automotive, consumer, packaging and healthcare. Additional 2013 Company financial performance highlights included:

• Adjusted earnings per share of $1.31, which is a Company all-time high and represents a 31% increase from 2012	• Year-end revenue increased to $3.8 billion, which represents a 32% increase from 2012
• Our stock price has increased 73% in the past year to $35.35 on December 31, 2013 from $20.42 on December 31, 2012	• Our specialty platform operating income now represents 62% of our platform operating income, which is up from 2% in 2005 prior to Mr. Newlin’s appointment as CEO of PolyOne
• Year-end adjusted operating income increased to $262 million, which represents a 37% increase from 2012	• Divestiture of our non-core resin assets, which accelerated our Specialty portfolio transformation

•    Our acquisition of Spartech Corporation (“Spartech”) in 2013 added $0.12 to our adjusted earnings per share in 2013, driven primarily by a reduction in duplicate public company costs, better utilization of manufacturing assets and mix improvement

Milestone achievement of 17 consecutive quarters of strong double-digit adjusted earnings per share growth, with compounded annual earnings per share percentage growth rate of 25% over this period

Note: Adjusted earnings per share and adjusted operating income for consolidated PolyOne differ from what is reported under United States generally accepted accounting principles (“GAAP”). See Appendix A for a reconciliation of non-GAAP financial measures to our results as reported under GAAP.

Executive Compensation Results Highlights

Our compensation decisions reflect a balanced and responsible pay approach. The Compensation Committee has responsibility for oversight of PolyOne’s executive compensation programs and works with senior management to align pay with performance. Within that framework, the Compensation Committee and management design executive compensation programs that reward responsible risk-taking. Our executive compensation programs reflect the belief that the amount earned by our executives must, to a significant extent, depend on achieving rigorous Company and business unit performance objectives designed to enhance shareholder value.

The Named Executive Officers earned a 173.8% payout under our Annual Plan and, as a result of strong performance over the past three years, they also earned a 200% cash-settled performance unit payout under PolyOne’s 2011 - 2013 Long-Term Incentive Plan. The chart below sets forth certain key financial results that were used in determining payouts under our 2013 incentive compensation plans (dollar amounts are in millions).

Page iii

PROXY STATEMENT SUMMARY

Annual Plan	Measure	Weighting	2013 Targets	2013 Results	Payout %
	Adjusted Operating Income	50%	$239.3	$272.5	194.9%
	Working Capital as a % of Sales	25%	10.5%	10.0%	191.4%
	Revenue	25%	$3,773.4	$3,827.8	113.9%
Total Company Annual Plan Attainment					173.8%
Long-Term Incentive Plan: Cash-Settled Performance Units	Measure	Weighting	2011-2013 Target	2011-2013 Result	Payout %
	Cumulative Adjusted Earnings Per Share (2011-2013 performance period)	100%	$2.79	$3.65	200%

All financial measures (Targets and Results) reported in the above table were calculated with adjustments for acquisitions, divestitures and special items pursuant to the terms of the plans and as approved by the Board of Directors.

For information on the terms and conditions of these incentive plans, see the “Analysis of 2013 Compensation Decisions and Actions” section of this proxy statement.

Executive Compensation Program Highlights

Our executive compensation program is designed to achieve the following key objectives:

•	Attract, Motivate and Retain Top Talent, by competing effectively for the highest quality of people who will determine our long-term success;

•	Pay-for-Performance, by rewarding the achievement of specified strategic operating and financial objectives that maximize shareholder value on both a short-term and long-term basis; and

•	Align Executive Compensation with Shareholder Interests, by recognizing and rewarding business results and the growth of our share price through incentive programs.

Some of the compensation best practices we employ to achieve these goals include:

• Under our compensation plans, pay and performance are closely aligned such that, on average, over one-half of the Named Executive Officers’ compensation is performance-based	• Our executives, including our Named Executive Officers, are required to comply with significant share ownership requirements
• Our compensation plans emphasize long-term performance and utilize a balanced portfolio of cash and equity to reward sustained performance over time	• No excise tax gross-ups are provided under our management continuity agreements in the event of a change of control for new executive officers, including newly hired Named Executive Officers
• We provide limited executive benefits to our Named Executive Officers, and those provided have a sound benefit to our Company’s business	• We maintain no individual employment agreements with Named Executive Officers, except Mr. Newlin

Our Directors and Named Executive Officers are prohibited from hedging or pledging Company securities

Page iv

PROXY STATEMENT

POLYONE CORPORATION

PolyOne Center

33587 Walker Road

Avon Lake, Ohio 44012

PROXY STATEMENT

Dated April 3, 2014

Our Board of Directors respectfully requests your proxy for use at the Annual Meeting of Shareholders to be held at PolyOne’s corporate headquarters located at PolyOne Center, 33587 Walker Road, Avon Lake, Ohio 44012 at 9:00 a.m. on Thursday, May 15, 2014, and at any adjournments of that meeting. This proxy statement is to inform you about the matters to be acted upon at the meeting.

If you attend the meeting, you may vote your shares by ballot. If you do not attend, your shares may still be voted at the meeting if you sign and return the enclosed proxy card or vote by telephone or internet as described below. Common shares represented by a properly signed proxy card will be voted in accordance with the choices marked on the card. If no choices are marked, the shares will be voted (1) to elect the nominees listed on pages 3 through 6 of this proxy statement, (2) to approve, by non-binding vote, our named executive officers’ compensation for the fiscal year ended December 31, 2013 and (3) to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. You may revoke your proxy before it is voted by giving notice to us in writing or orally at the meeting. Persons entitled to direct the vote of shares held by the following plans will receive a separate voting instruction card: The PolyOne Retirement Savings Plan and the PolyOne Canada Inc. Retirement Savings Program. If you receive a separate voting instruction card for one of these plans, you must sign and return the card as indicated on the card in order to instruct the trustee on how to vote the shares held under the respective plan. You may revoke your voting instruction card before the trustee votes the shares held by it by giving notice in writing to the trustee.

Shareholders may also submit their proxies by telephone or over the Internet. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. Instructions for voting by telephone and over the Internet are printed on the proxy cards.

We are mailing this proxy statement and the enclosed proxy card and, if applicable, the voting instruction card, to shareholders on or about April 3, 2014. Our telephone number is (440) 930-1000.

GOVERNANCE

GOVERNANCE

PROPOSAL 1 — ELECTION OF BOARD OF DIRECTORS

Our Board of Directors currently consists of 11 Directors. Pursuant to the retirement policy contained in our Corporate Governance Guidelines, Dr. Cartwright will not be nominated for re-election at our Annual Meeting of shareholders. Following our Annual Meeting, assuming the election of all of the Board’s nominees, our Board will consist of 11 Directors because Robert M. Patterson, our Executive Vice President and COO who is not currently a Director, has been nominated by the Board to stand for election at the Annual Meeting. Each Director serves for a one-year term until a successor is duly elected and qualified, subject to the Director’s earlier death, retirement or resignation. Our Corporate Governance Guidelines provide that all non-employee Directors will retire from the Board not later than the annual meeting of shareholders immediately following the Director’s 72nd birthday, although the Board may waive this limitation if it determines that such a waiver is in PolyOne’s best interests.

A shareholder who wishes to nominate a person for election as a Director must provide written notice to our Secretary in accordance with the procedures specified in Regulation 12 of our Code of Regulations (“Regulations”). Generally, the Secretary must receive the notice not less than 60 nor more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting. The notice must set forth, as to each nominee, the name, age, principal occupation and employment during the past five years, name and principal business of any corporation or other organization in which such occupation and employment were carried on and a brief description of any arrangement or understanding between such person and any others pursuant to which such person was selected as a nominee. The notice must include the nominee’s signed consent to serve as a Director if elected. The notice must set forth the name and address of, and the number of our common shares owned by, the shareholder giving the notice and the beneficial owner on whose behalf the nomination is made and any other shareholders believed to be supporting such nominee.

Following are the nominees for election as Directors for terms expiring in 2014, a description of the business experience of each nominee and the names of other publicly-held companies for which he or she currently serves as a director or has served as a director during the past five years. Each nominee for election as Director was previously elected by our shareholders, with the exception of Kerry J. Preete and Robert M. Patterson. As permitted by Regulations 10(a) and 13 of our Regulations, the Board increased its size to 11 members and elected Mr. Preete to fill the resulting vacancy in December 2013. Mr. Patterson’s service as a Director would commence upon his election at the Annual Meeting. The composition of the Board is intended to reflect an appropriate mix of skill sets, experience and qualifications that are relevant to PolyOne Corporation’s business and governance over time.

In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that the nominee should serve as a Director, the Board also believes that all of our Director nominees are individuals of substantial accomplishment with demonstrated leadership capabilities. Each of our Director nominees also has the following personal characteristics, which are required attributes for all Board nominees: high ethical standards, integrity, judgment and an ability to devote sufficient time to the affairs of our Company. The reference below each Director’s name to the term of service as a Director includes the period during which the Director served as a Director of The Geon Company (“Geon”) or M.A. Hanna Company (“M.A. Hanna”), each one of our predecessors. The information is current as of March 18, 2014.

Our Board of Directors recommends a vote FOR all the nominees listed below.

GOVERNANCE

Richard H. Fearon Director since 2004 Age — 58	Vice Chairman and Chief Financial and Planning Officer of Eaton, a global manufacturing company, since February 2009. Mr. Fearon served as Executive Vice President, Chief Financial and Planning Officer of Eaton from April 2002 until February 2009. Mr. Fearon served as a Partner of Willow Place Partners LLC, a corporate advisory firm, from 2001 to 2002 and was the Senior Vice President Corporate Development for Transamerica Corporation, a financial services organization, from 1995 to 2000. We believe that Mr. Fearon’s financial expertise, experience and knowledge of international operations, knowledge of diversified companies and corporate development expertise provide him with the qualifications and skills to serve as a valued member of our Board. Mr. Fearon’s advice with respect to financial issues affecting our Company is specifically valued and utilized, especially in his role as Chair of our Audit Committee. As a sitting executive and leader at a multi-national corporation, Mr. Fearon is particularly equipped to advise our Board on current issues facing our Company.

Gregory J. Goff Director since 2011 Age — 57	President and Chief Executive Officer of Tesoro Corporation, a leading company in the independent refining and marketing business, since May 2010 and Chairman and Chief Executive Officer of Tesoro Logistics, an NYSE-listed master limited partnership that owns, operates and develops crude oil and refined products and logistics assets, since April 2011. Mr. Goff served as Senior Vice President, Commercial of ConocoPhillips Corporation, an integrated energy company, from 2008 to 2010. Mr. Goff also held various other positions at ConocoPhillips from 1981 to 2008. Mr. Goff serves as a director of the American Fuels and Petrochemical Manufacturers and on the National Advisory Board of the University of Utah Business School. From 2008 to 2010, Mr. Goff served on the Board of Directors of DCP Midstream GP, LLC. We believe that, as a Board member with proven leadership capabilities, Mr. Goff provides a fresh perspective on our strategy and operations. Mr. Goff’s deep understanding of the energy industry and specialty chemical businesses will provide valuable insight into PolyOne’s strategic planning. His experience as the Chief Executive Officer of a large, independent refining and petroleum products marketing company and his participation as a member of national trade associations provide him with invaluable experience that can enhance our Board.

Gordon D. Harnett Director since 1997 Age — 71	Lead Director of our Board of Directors since July 18, 2007. Retired Chairman, President and Chief Executive Officer of Materion Corp. (formerly known as Brush Engineered Materials Inc.), an international supplier and producer of high performance engineered materials. Mr. Harnett served in this capacity from 1991 until his retirement in May 2006. Mr. Harnett serves on the Boards of Directors of EnPro Industries, Inc. and Acuity Brands, Inc. From 1995 to 2011, he also served on the Board of Directors of The Lubrizol Corporation. We believe that Mr. Harnett’s extensive experience in the specialty chemicals industry provides him with unique skills in serving as a PolyOne Director. Mr. Harnett’s past experience includes leadership roles at a number of specialty chemical companies, including serving as a senior vice president of Goodrich Specialty Chemicals and president of Tremco, in addition to his role as chief executive officer at Brush Engineered Materials. Mr. Harnett is also uniquely qualified to assist our Board on international issues, as he previously resided in Canada and Japan while actively involved in the international operations of his former employers. Mr. Harnett, Chair of our Compensation Committee, is especially knowledgeable in the area of executive compensation, due to his experience serving on the compensation committees of other public companies.

GOVERNANCE

Sandra B. Lin Director since 2013 Age — 56	Retired President, Chief Executive Officer and Director of Calisolar, Inc. (now Silicor Materials Inc.), a solar silicon company. Ms. Lin served in this role from August 2010 until December 2011. She was Corporate Executive Vice President, from February 2009 to July 2010, and Executive Vice President, from July 2007 to February 2009, of Celanese Corporation, a global hybrid chemical company. Ms. Lin currently serves on the Boards of Directors of WESCO International, Inc. and American Electric Power Company, Inc. Ms. Lin also serves on the Boards of Directors of the Committee of 200 and Junior Achievement USA. Ms. Lin has extensive senior executive experience, including as a chief executive officer, managing global businesses in multiple industries. This experience, along with her experience as a director for two other public companies, makes Ms. Lin a valuable member of our Board.

Richard A. Lorraine Director since 2008 Age — 68	Retired Senior Vice President and Chief Financial Officer of Eastman Chemical Company, a specialty chemicals company. Mr. Lorraine served in this capacity from 2003 to 2008. Mr. Lorraine also served as Executive Vice President and Chief Financial Officer of Occidental Chemical Company, a chemical manufacturing company, from 1995 to 2003. Mr. Lorraine serves on the Board of Directors of Carus Corporation. Mr. Lorraine provides our Board with the broad business perspective that he gained in extensive leadership roles in varying industries. He is particularly equipped to advise our Board and Audit Committee on financial issues affecting our Company due to his prior roles as chief financial officer. In addition, he has a significant international background and in-depth commercial experience. All of these attributes provide Mr. Lorraine with valuable skills that he shares with our Board.

Stephen D. Newlin Director since 2006 Age — 61	Chairman, President and Chief Executive Officer of PolyOne since February 2006. Mr. Newlin served as President — Industrial Sector of Ecolab, Inc., a global leader in cleaning and sanitizing specialty chemicals, products and services, from 2003 to 2006. Mr. Newlin served as President and a Director of Nalco Chemical Company, a manufacturer of specialty chemicals, services and systems, from 1998 to 2001 and was President, Chief Operating Officer and Vice Chairman from 2000 to 2001. Mr. Newlin serves on the Boards of Directors of Black Hills Corporation and Oshkosh Corporation. From 2007 to 2013, he also served on the Board of Directors of The Valspar Corporation. Mr. Newlin will retire as President and Chief Executive Officer and will become Executive Chairman of our Board of Directors effective as of May 15, 2014. We believe that, due to his experience as our Chief Executive Officer, Mr. Newlin is particularly qualified to serve on our Board. He has gained significant experience in the specialty chemical industry, serving as a top executive officer in this industry for over 30 years. In addition, in his role as our Chief Executive Officer, he has proven that he is an effective leader. He is also able to contribute his knowledge and experience with respect to international issues as a result of his global work responsibilities and living abroad. Mr. Newlin’s depth of Board of Directors experience, having served on six public company boards, has provided him with the skills necessary to serve as an effective leader of our Board.

GOVERNANCE

Robert M. Patterson Director Nominee Age — 41	Executive Vice President and Chief Operating Officer of PolyOne since March 2012. Mr. Patterson served as PolyOne’s Executive Vice President and Chief Financial Officer from January 2011 until March 2012 and as PolyOne’s Senior Vice President and Chief Financial Officer from May 2008 until January 2011. Prior to joining PolyOne, Mr. Patterson served in leadership roles at Novelis, Inc., an aluminum rolled products manufacturer, and SPX Corporation, a multi-industry manufacturer and developer, after starting his career at Arthur Andersen LLP. In connection with Mr. Newlin’s retirement, Mr. Patterson will become President and Chief Executive Officer of PolyOne effective as of May 15, 2014. We believe that, as our incoming Chief Executive Officer, Mr. Patterson is particularly well qualified to serve on our Board, as his past and future service enables him to develop comprehensive knowledge of the various segments of our business and of the critical internal and external challenges we face. Through our robust succession planning process, Mr. Patterson was identified as the right leader to continue our transformation in the future. His responsibility for developing and executing the annual operating plans and strategic plans provide him with the knowledge and experience needed to provide valuable input to our Board.

William H. Powell Director since 2008 Age — 68	Retired Chairman and Chief Executive Officer of National Starch and Chemical Company, a specialty chemicals company. Mr. Powell served in this capacity from 1999 until his retirement in 2006. Mr. Powell serves on the Boards of Directors of Granite Construction Incorporated and FMC Corporation. From 2007 to 2011, he also served on the Board of Directors of Arch Chemicals, Inc. We believe that Mr. Powell’s previous employment as a chief executive officer has provided him with the leadership skills that are important in serving as a Director of our Company. His prior employment in the specialty chemicals industry is particularly relevant. This experience gives him the knowledge and insight to provide valuable advice and strategic direction in addressing the issues facing our Company. Mr. Powell also serves as a Director of other public companies, which provides him with experiences he can utilize when serving as a member of our Board.

Kerry J. Preete Director since 2013 Age — 53	Executive Vice President, Global Strategy for Monsanto Company, a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality, since 2010. Mr. Preete was Monsanto Company’s President, Global Crop Protection Division from 2009 to 2010 and Vice President, International Commercial Business from 2008 to 2009. From 1985 to 2008, Mr. Preete served in various roles of increasing responsibility at Monsanto. As PolyOne’s newest Board member, and from his broad experience at a leading, well-known company, we believe Mr. Preete will bring a fresh perspective on running a successful, innovative company. Mr. Preete is specifically adept in not only thinking strategically, but also tactically, and these traits will be valuable to PolyOne as it continues its transformation into the future. Further, his global experience and understanding will assist PolyOne in its plans to operate in different regions and cultures, and we believe his global business acumen is relevant and transferable across industries. Mr. Preete’s operational foundation, strategic expertise, and global experience will be an asset to PolyOne’s Board.

GOVERNANCE

Farah M. Walters Director since 1998 Age — 69	President and Chief Executive Officer of QualHealth, LLC, a health care consulting firm. From 1992 until her retirement in June 2002, Ms. Walters was the President and Chief Executive Officer of University Hospitals Health System and University Hospitals of Cleveland. Ms. Walters currently serves on the Board of Directors of Celanese Corporation. From 1993 to 2006, Ms. Walters served on the Board of Directors of Kerr-McGee Corp. From 2003 to 2006, Ms. Walters served on the Board of Directors of Alpharma Inc. Ms. Walters’ extensive business experience provides her with the attributes and skills that uniquely qualify her to serve as a member of our Board of Directors. She has over ten years of experience as a chief executive officer of a $2 billion company and a proven track record of success in a leadership role. Further, she has served on the Board of Directors of other public companies, including those in the chemical industry. Ms. Walters’ business experience has provided her with the necessary background to allow her to provide practical and relevant advice on the issues facing our Company.

William A. Wulfsohn Director since 2011 Age — 52	President and Chief Executive Officer of Carpenter Technology Corporation, an NYSE-listed leading provider of specialty metals to numerous industries, since July 2010. Mr. Wulfsohn has served as a director of Carpenter since April 2009. From 2005 to 2010, he served as Senior Vice President, Coatings of PPG Industries, a global supplier of coatings and specialty products and services, and from 2003 to 2005, as Vice President, Coatings and Managing Director, PPG Europe. Prior to joining PPG, Mr. Wulfsohn worked for Morton International, a diversified wholly-owned subsidiary of chemical company Rohm & Haas, as Vice President and General Manager, Automotive Coatings; for Rohm & Haas, a global specialty materials company, as Vice President, Automotive Coatings Business Director; and for Honeywell, a diversified technology and manufacturing company, as Vice President and General Manager, Nylon System. He also worked as an Associate with McKinsey & Company, a global management consulting firm. We believe that Mr. Wulfsohn is a valuable member of our Board. He is a proven leader, with deep and varied experience in technology and successful business operations. His background in managing operations in Europe and Asia/Pacific provides him with international expertise that can be of value to PolyOne. Further, we believe his experience as a Chief Executive Officer of a publicly-traded specialty company has given him unique skills to assist in providing guidance on PolyOne’s continuing transformation.

GOVERNANCE

Corporate Governance

Director Independence

Our Corporate Governance Guidelines provide that a substantial majority of the members of our Board of Directors should be “independent” under the listing standards of the New York Stock Exchange (“NYSE”). To be considered “independent,” the Board of Directors must make an affirmative determination that the Director has no material relationship with us other than as a Director, either directly or indirectly (such as an officer, partner or shareholder of another entity that has a relationship with us or any of our subsidiaries), and that the Director is free from any business, family or other relationship that would reasonably be expected to interfere with the exercise of independent judgment as a Director. In each case, the Board of Directors considers all relevant facts and circumstances in making an independence determination.

The Board of Directors determined that Dr. Carol A. Cartwright, Richard H. Fearon, Gregory J. Goff, Gordon D. Harnett, Sandra B. Lin, Richard A. Lorraine, William H. Powell, Kerry J. Preete, Farah M. Walters and William A. Wulfsohn are independent under the NYSE “independent director” listing standards. In making this determination, the Board reviewed significant transactions, arrangements or relationships that a Director might have with our customers or suppliers. In making this determination with respect to Mr. Fearon, the Board determined that the sales of products by PolyOne to Eaton, of which Mr. Fearon serves as an executive officer, did not create a material relationship or impair the independence of Mr. Fearon because Mr. Fearon receives no material direct or indirect benefit from such transactions, which were undertaken in the ordinary course of business. For 2013, the amount paid to PolyOne from sales to Eaton was less than 0.3% of PolyOne’s consolidated revenues.

Lead Director

Our independent Directors meet regularly in executive sessions. Our Corporate Governance Guidelines provide that the independent Directors are to select a Lead Director to preside at executive sessions. The Lead Director acts as the key liaison between the independent Directors and the Chief Executive Officer (“CEO”), and will also serve as the key liaison between the independent Directors and Mr. Newlin once he becomes Executive Chairman. The Lead Director is responsible for coordinating the activities of the other independent Directors and for performing various other duties as may from time to time be determined by the independent Directors. Mr. Harnett has served as our Lead Director since July 2007.

Board Leadership Structure

Mr. Newlin is the Chairman of our Board of Directors and our CEO. Effective as of May 15, 2014, Mr. Newlin will become Executive Chairman of our Board of Directors and Mr. Patterson will become President and CEO. The Board of Directors believes that this leadership structure is appropriate for our Company given the experience and active involvement of our independent Directors, our corporate governance practices and our Lead Director’s role. Having a Lead Director role helps to ensure greater communication between management and the independent Directors, increases the independent Directors’ understanding of management decisions and Company operations, and provides an additional layer of independent oversight of PolyOne. The Board of Directors believes that this approach serves to strike an effective balance between management and independent Director participation in the board process.

Board’s Oversight of Risk

Our Board of Directors oversees a company-wide approach to risk management that is designed to support the achievement of our strategic objectives and improve long-term organizational performance, which we believe will ultimately enhance shareholder value. The Board of Directors believes that risk management is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us as an organization.

Our Board of Directors administers its risk oversight function directly and through its Audit Committee and Environmental, Health and Safety Committee. The Audit Committee discusses with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. The Audit Committee also receives an annual risk assessment report from our internal auditors. The Environmental, Health and Safety Committee periodically reviews with management the significant risks or exposures faced by PolyOne relating to safety, health, environmental, security and product stewardship standards and practices. Our Board

GOVERNANCE

oversees and monitors these committees in exercising their responsibilities relating to risk. Our Board also provides direct oversight on risk management as it relates to our capital structure, our borrowing and repayment of funds, financial policies, management of foreign exchange risk and other matters of financial risk management, including the utilization of financial derivative products, insurance coverage strategies, banking relationships and other financial matters.

Our Board of Directors sets the appropriate “tone at the top” when it comes to risk tolerance and management by fostering a culture of risk-adjusted decision-making throughout PolyOne. Our Board ensures that the risk management processes designed and implemented by our management team are adapted to the Board’s corporate strategy and are functioning as directed. The Board of Directors also participates in an ongoing effort to assess and analyze the most likely areas of future risk for the Company by asking our management team to discuss the most likely sources of material future risks and how we are addressing any significant potential vulnerability.

The Board of Directors believes that its leadership structure supports the risk oversight function of the Board of Directors, but that the risk oversight function otherwise has no effect on the Board’s leadership structure.

Code of Ethics, Code of Conduct and Corporate Governance Guidelines

In accordance with applicable NYSE listing standards and SEC regulations, the Board of Directors has adopted a Code of Ethics, Code of Conduct and Corporate Governance Guidelines. These are also posted and available on our website at www.polyone.com, under “Corporate Governance” on our investor relations page.

Our Corporate Governance Guidelines contain a policy relating to majority voting. Pursuant to the policy, any nominee for election as a Director of the Board who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election in an election of Directors that is not a contested election is expected to tender his or her resignation as a Director to the Board promptly following the certification of the election results. Neither abstentions nor broker non-votes will be deemed to be votes for or withheld from a Director’s election for purposes of the policy, regardless of the rules treating broker non-votes as withheld in uncontested elections of Directors. The Nominating and Governance Committee (without the participation of the affected Director) will consider each resignation tendered under the policy and recommend to the Board whether to accept or reject it. The Board will then take appropriate action on each tendered resignation, taking into account the Nominating and Governance Committee’s recommendation. The Nominating and Governance Committee, in making its recommendation, and the Board, in making its decision, may consider any factors or other information that it considers appropriate, including the reasons (if any) given by shareholders as to why they withheld their votes, the qualifications of the tendering Director and his or her contributions to the Board and to PolyOne, and the results of the most recent evaluation of the tendering Director’s performance by the other members of the Board. The Board will promptly disclose its decision whether to accept or reject the Director’s tendered resignation and, if applicable, the reasons for rejecting the tendered resignation.

Communication with Board of Directors

Shareholders and other interested parties who wish to communicate directly with the Board of Directors as a group, the non-management or independent Directors as a group, or with any individual Director may do so by writing to the Secretary, PolyOne Corporation, 33587 Walker Road, Avon Lake, Ohio 44012. The mailing envelope and letter must contain a clear notation indicating that the enclosed letter is either a “Shareholder-Board of Directors Communication” or an “Interested Party-Board of Directors Communication,” as appropriate.

The Secretary will review all such correspondence and regularly forward to the Board of Directors a log and summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or committees of the Board or that she otherwise determines requires their attention. Directors may at any time review a log of all correspondence we receive that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee for such matters.

GOVERNANCE

Board of Directors and Committees

Board Attendance

The Board met six times during 2013, the calendar year being our fiscal year. Each member of our Board attended at least 75% of the meetings held by our Board and the meetings held by the committees of our Board on which such member served during the period for which he or she served as a Director. Each Director is expected to attend the Annual Meeting of Shareholders. In 2013, all of our Directors serving at that time attended the Annual Meeting of Shareholders.

Board Committees

As of the date of this proxy statement, our Board has 11 Directors and the following four committees: Audit, Compensation, Nominating and Governance and Environmental, Health and Safety. Each committee meets periodically throughout the year, reports its actions and recommendations to the Board, receives reports from senior management, annually evaluates its performance and has the authority to retain outside advisors in its discretion. The primary responsibilities of each committee are summarized below and set forth in detail in each committee’s written charter, which is located on our website at www.polyone.com under “Corporate Governance” on our investor relations page.

Audit Committee – Primary Responsibilities and Requirements

•    Meets with appropriate financial and legal personnel and independent auditors to review our corporate accounting, internal controls, financial reporting and compliance with legal and regulatory requirements

NUMBER OF MEETINGS IN 2013: 9
• Exercises oversight of our independent auditors, internal auditors and financial management	COMMITTEE MEMBERS: C.A. Cartwright R.H. Fearon (C)(F) G.D. Harnett S.B. Lin R.A. Lorraine
• Appoints the independent auditors to serve as auditors in examining our corporate accounts
• All members of the Audit Committee meet the financial literacy and independence requirements as set forth in the NYSE listing standards
• PolyOne’s common shares are listed on the NYSE and are governed by its listing standards

C Chair of the Committee

F Meets the requirements of an “audit committee financial expert” as defined by the Securities and Exchange Commission (referred to as “SEC”).

GOVERNANCE

Compensation Committee – Primary Responsibilities and Requirements

•    Reviews and approves the compensation and other benefits afforded our executive officers and other highly-compensated personnel, and has similar responsibilities with respect to non-employee Directors, except that the Compensation Committee’s actions and determinations for directors are subject to the approval of the Board of Directors

NUMBER OF MEETINGS IN 2013: 6

•    Works with PolyOne senior management in human resources, legal and finance departments, provides oversight for all of our broad-based compensation and benefit programs and provides policy guidance and oversight on selected human resource policies and practices

COMMITTEE MEMBERS: G.D. Harnett (C) W.H. Powell K.J. Preete F.M. Walters W.A. Wulfsohn

•    Directly engages the resources of one or more independent outside compensation consultants to assist in assessing the competitiveness and overall appropriateness of our executive compensation programs*

• Evaluates the independence of its consultants **
• Oversees the process by which the Board annually evaluates the performance of the CEO
• All members of the Compensation Committee have been determined to be independent as defined by the NYSE listing standards

C Chair of the Committee

* In 2013, the Compensation Committee, assisted by Towers Watson (the “Consultant”), analyzed competitive market compensation data relating to salary, annual incentives and long-term incentives. In analyzing competitive market data, the Compensation Committee reviewed data from a peer group of similarly-sized United States chemical companies and reviewed data from the Consultant’s Compensation Data Bank and other published surveys. The Consultant then assisted the Compensation Committee in benchmarking base salaries and annual and long-term incentive targets. More detailed information about the compensation awarded to our executive officers in 2013 is provided in the “Compensation Discussion and Analysis” section of this proxy statement. The Consultant maintains regular contact with the Compensation Committee and interacts with management to gather the data needed to prepare reports for Compensation Committee review.

**The Compensation Committee periodically reviews the relationship with the Consultant including the level and quality of services provided, as well as fees for those services. In addition, expenses for other consulting services provided to PolyOne by the Consultant that are not related to executive compensation are monitored to ensure that executive compensation consultant independence is maintained. The Consultant provided us with services under $120,000 that were in addition to the services provided in connection with its advice and recommendations on the amount or form of executive and director compensation.

The Compensation Committee considered all relevant factors, specifically including six consultant independence factors under Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934 (referred to as the “Exchange Act”) in assessing the independence of the Consultant. The Compensation Committee reviewed each factor in depth, as well as information provided by the Consultant that related to and was responsive to each factor, which assisted in the assessment. Upon completing this assessment, the Compensation Committee also determined that that no “conflicts of interest have been raised by the work performed by the Consultant.”

GOVERNANCE

Nominating and Governance Committee – Primary Responsibilities and Requirements

•    Identify individuals qualified to become Board members, consistent with criteria approved by the Board*

•    Select, or recommend that the Board select, the director nominees for the next annual meeting of shareholders

•    Develop, review and recommend to the Board corporate governance guidelines applicable to PolyOne and directorship practices

•    Oversee the annual evaluation of the Board

•    All members of the Nominating and Governance Committee have been determined to be independent as defined by the NYSE listing standards

NUMBER OF MEETINGS IN 2013: 3
COMMITTEE MEMBERS: C.A. Cartwright (C) R.H. Fearon G.J. Goff S.B. Lin R.A. Lorraine F.M. Walters

C Chair of the Committee

* The Nominating and Governance Committee will consider shareholder suggestions for nominees for election to our Board of Directors. A shareholder that wishes to suggest a Director candidate for consideration by the Nominating and Governance Committee should follow the same procedures described for shareholder nominations for Director on page 2. The Nominating and Governance Committee uses a variety of methods for identifying and evaluating nominees for Directors, including third-party search firms, recommendations from current Board members and recommendations from shareholders. Nominees for election to the Board of Directors are selected on the basis of the following criteria:

•	Business or professional experience;
•	Knowledge and skill in certain specialty areas such as accounting and finance, international markets, physical sciences and technology or the polymer or chemical industry;
•	Personal characteristics such as ethical standards, integrity, judgment, leadership and the ability to devote sufficient time to our affairs;
•	Substantial accomplishments with demonstrated leadership capabilities;
•	Freedom from outside interests that conflict with our best interests;
•	The diversity of backgrounds and experience each member will bring to the Board of Directors; and
•	Our needs from time to time.

While neither the Nominating and Governance Committee nor the Board has a formal policy with respect to the consideration of diversity in identifying director nominees, they do consider diversity when evaluating potential Board nominees. We consider diversity to include differences in race, gender and national origin, as well as differences in viewpoint, background, experience and skills. The Nominating and Governance Committee believes that having a diverse Board leads to more innovation, unique thinking and better governance. At the end of 2013, approximately 27% of our Board members were female; however, if all of our Board nominees are elected following our 2014 Annual Meeting of Shareholders, then this percentage will be 18%. Diversity is a key characteristic that we will consider, and instruct any third-party search firm we use to consider, in searches for future Board members.

The Nominating and Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent Directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. The Nominating and Governance Committee has established these criteria that any Director nominee, whether suggested by a shareholder or otherwise, should satisfy. A nominee for election to the Board who is suggested by a shareholder will be evaluated by the Nominating and Governance Committee in the same manner as any other nominee for election to the Board. Finally, if the Nominating and Governance Committee determines that a candidate should be nominated for election to the Board, the Nominating and Governance Committee will present its findings and recommendation to the full Board for approval.

GOVERNANCE

Environmental, Health and Safety Committee – Primary Responsibilities and Requirements

•    The Environmental, Health and Safety Committee exercises oversight with respect to our environmental, health, safety, security and product stewardship policies and practices and our compliance with related laws and regulations

NUMBER OF MEETINGS IN 2013: 2
COMMITTEE MEMBERS: G.J. Goff S.D. Newlin W.H. Powell (C) K.J. Preete

C Chair of the Committee

The Board and each Committee also conduct an annual self-evaluation

2013 Non-Employee Director Compensation

In the first half of 2013, we paid our non-employee Directors an annual retainer of $165,000, in quarterly installments (in arrears), consisting of a cash retainer of $75,000 and an award of $90,000 in value of fully vested common shares. In 2013, the Compensation Committee analyzed competitive market compensation data provided by the Consultant relating to both the cash retainer and the equity award value. These compensation elements were benchmarked against PolyOne’s peer group as well as other applicable general industries. This analysis demonstrated that the Directors compensation, which had not been increased since 2011 (prior to our size increasing due to merger and acquisition activity), was now below the median of our peer group. As a result, and effective as of the third quarter of 2013, the Board increased the annual retainer to $185,000 (payable in arrears and in quarterly installments) consisting of $85,000 in cash and $100,000 in value of fully vested common shares, and increased Lead Director and committee member retainers as described below, to better align the Directors’ cash retainer and equity award value to current market levels.

We pay individual meeting fees only as follows: $2,000 for each unscheduled Board and committee meeting attended and $1,000 for participation in each unscheduled significant telephonic Board and committee meeting. In addition, the Lead Director and chairpersons of the following committees receive the additional fixed annual cash retainers (payable on a quarterly basis in arrears) listed below:

Role	Annual Cash Retainer First and Second Quarters, 2013	Annual Cash Retainer Third and Fourth Quarters, 2013
Lead Director	$25,000	$25,000
Chair, Audit Committee	$15,000	$16,000
Chair, Compensation Committee	$10,000	$12,500
Chair, Environmental, Health and Safety Committee	$7,500	$10,000
Chair, Nominating and Governance Committee	$7,500	$10,000

We reimburse Directors for expenses associated with each meeting attended.

GOVERNANCE

Non-employee Directors may defer payment of all or a portion of their annual cash retainer under our Deferred Compensation Plan for Non-Employee Directors (“Deferred Compensation Plan”). Directors may also elect to have their cash retainer converted into our common shares. These shares, as well as the annual retainer consisting of fully vested common shares, may also be deferred under the Deferred Compensation Plan. In 2013, we awarded shares to Directors under our Deferred Compensation Plan and our 2010 Equity and Performance Incentive Plan (as defined herein). Deferred compensation, whether in the form of cash or common shares, is held in trust for the participating Directors. Interest is earned on the cash amounts and dividends, if any, on the deferred common shares accrued for the benefit of the participating Directors.

2013 Non-Employee Directors Compensation Table

Name (a)	Fees Earned or Paid in Cash (b) ($)	Stock Awards (c) ($)	Total ($)
C.A. Cartwright	89,750	95,000	184,750
R.H. Fearon	96,500	95,000	191,500
G.J. Goff	81,000	95,000	176,000
G.D. Harnett	117,250	95,000	212,250
S.B. Lin	53,184	61,621	114,805
R.A. Lorraine	81,000	95,000	176,000
W.H. Powell	89,750	95,000	184,750
K.J. Preete	3,234	3,804	7,038
F.M. Walters	82,000	95,000	177,000
W.A. Wulfsohn	81,000	95,000	176,000

Fees Earned or Paid in Cash (column (b))

Non-employee Directors may defer payment of all or a portion of their $75,000 annual cash retainer (payable on a quarterly basis), which was increased to $85,000 in the third quarter of 2013, as well as meeting and committee chairperson fees. Fees are prorated based upon time served as a Director in any applicable quarter.

Stock Awards (column (c))

Our non-employee Directors’ stock compensation consisted of an annual award (payable on a quarterly basis) of $90,000, which was increased to $100,000 in the third quarter of 2013, in value of fully vested common shares, which the Directors could elect to defer. We determined the number of shares to be granted by dividing the dollar value by the arithmetic average of the high and low stock price on the last trading day of each quarter. We used the following quarterly per share fair market values, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), in calculating the number of shares: March 28, 2013 — $24.185 (930 shares); June 28, 2013 — $25.010 (899 shares); September 30, 2013 — $30.475 (820 shares); and December 31, 2013 — $35.215 (709 shares). Shares are prorated based upon time served as a Director in any applicable quarter.

GOVERNANCE

Option Awards Outstanding and Fully-Vested Deferred Shares

The number of outstanding stock options held by each non-employee Director at the end of the fiscal year is set forth in the following table. All of these options are fully exercisable. In addition, the number of fully-vested deferred shares held in an account for each Director at the end of the fiscal year is set forth below.

Name	Options Awards: Number of Securities Underlying Unexercised Options (#)	Deferred Stock Awards: Number of Deferred Shares(1) (#)
C.A. Cartwright	-	30,538
R.H. Fearon	-	-
G.J. Goff	-	-
G.D. Harnett	6,000	99,605
S.B. Lin	-	3,719
R.A. Lorraine	-	50,033
W.H. Powell	-	46,448
K.J. Preete	-	108
F.M. Walters	6,000	23,096
W.A. Wulfsohn	-	10,892

(1)	Dividends paid on shares held in the Deferred Compensation Plan for Non-Employee Directors are reinvested in shares of PolyOne stock through a dividend reinvestment feature of the Plan. The number of deferred shares reflects shares acquired through dividend reinvestment from 2011 through 2013 (including the fourth quarter dividend declared on December 2, 2013 to shareholders of record on December 17, 2013, which was paid on January 9, 2014).

Beneficial Ownership of Common Shares

The following table shows the number of our common shares beneficially owned on March 1, 2014 (including shares the individuals have a right to acquire within 60 days of that date) by each of our Directors, each of the executive officers named in the 2013 Summary Compensation Table on page 36 (the “Named Executive Officers”) and by all Directors and executive officers as a group.

Name	Number of Shares Owned(1)	Right to Acquire Shares	Total Beneficial Ownership
Carol A. Cartwright	155,261(2)	-	155,261
Richard H. Fearon	76,868	-	76,868
Gregory J. Goff	10,778	-	10,778
Gordon D. Harnett	171,663(2)	-	171,663
Sandra B. Lin	5,722 (2)	-	5,722
Richard A. Lorraine	50,033(2)	-	50,033
William H. Powell	100,723(2)	-	100,723
Kerry J. Preete(3)	108(2)	-	108
Farah M. Walters	150,543(2)	6,000(4)	156,543
William A. Wulfsohn	10,892(2)	-	10,892
Stephen D. Newlin	197,704	17,560(5)	215,264
Robert M. Patterson	172,789	42,246(5)	215,035
Bradley C. Richardson(3)	-	-	-
Richard J. Diemer, Jr.(3)	63,882	-	63,882

GOVERNANCE

Name	Number of Shares Owned(1)	Right to Acquire Shares	Total Beneficial Ownership
Thomas J. Kedrowski	214,925	9,896(5)	224,821
Kenneth M. Smith	104,845	20,978(5)	125,823
22 Directors and executive officers as a group	1,700,496	167,888	1,868,384

(1)	Except as otherwise stated in the following notes, beneficial ownership of the shares held by each individual consists of sole voting power and sole investment power, or of voting power and investment power that is shared with the spouse or other family member of the individual. It includes an approximate number of shares credited to the Named Executive Officers’ accounts in our Retirement Savings Plan (as defined herein), a tax-qualified defined contribution plan. The number of common shares allocated to these individuals from the Retirement Savings Plan is provided by the administrator in a statement for the period ending March 1, 2014, based on the market value of the applicable units held by the individual. Additional common shares may have been allocated to the accounts of participants in the Retirement Savings Plan since the date that the last statement was received from the administrator. No Director or executive officer beneficially owned, on March 1, 2014, more than 1% of our outstanding common shares. As of that date, the Directors and executive officers as a group beneficially owned approximately 2.0% of the outstanding common shares.

(2)	With respect to the Directors, beneficial ownership includes shares held under the Deferred Compensation Plan for Non-Employee Directors as follows: C.A. Cartwright, 30,538 shares; G.D. Harnett, 99,605 shares; S.B. Lin, 3,719 shares; R.A. Lorraine, 50,033 shares; W.H. Powell, 46,448 shares; K.J. Preete, 108 shares; F.M. Walters, 23,096 shares; and W.A. Wulfsohn, 10,892 shares.

(3)	Mr. Preete began serving on the Board of Directors on December 18, 2013. Mr. Richardson began serving as our Executive Vice President and Chief Financial Officer on November 11, 2013. Mr. Diemer served as PolyOne’s Senior Vice President and Chief Financial Officer until November 8, 2013. Beneficial ownership information for Mr. Diemer is based on information contained in the last Report on Form 4 with respect to PolyOne filed by Mr. Diemer, which is dated November 8, 2013.

(4)	Includes shares the individuals have a right to acquire upon the exercise of options within 60 days of March 1, 2014.

(5)	Includes the number of shares that would be acquired if the individuals’ outstanding and exercisable stock-settled stock appreciation rights were exercised within 60 days of March 1, 2014 at $37.50, the closing market price of PolyOne’s common shares on February 28, 2014.

The following table shows information relating to all persons who, as of March 1, 2014, were known by us to beneficially own more than five percent of our outstanding common shares based on information provided in Schedule 13Gs and 13Ds filed with the SEC:

Name and Address	Number of Shares	% of Shares
BlackRock, Inc. 40 East 52nd Street, New York, New York 10022(1)	8,541,929	8.99%
FMR LLC 82 Devonshire Street, Boston, Massachusetts 02109(2)	7,755,544	8.16%
The Vanguard Group, Inc. 100 Vanguard Boulevard, Malvern, Pennsylvania 19355(3)	5,833,381	6.14%
AllianceBernstein L.P. 1345 Avenue of the Americas New York, New York 10105(4)	4,951,759	5.21%

GOVERNANCE

(1)	As of December 31, 2013, based upon information contained in a Schedule 13G/A filed with the SEC by BlackRock, Inc., BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Fund Advisors, BlackRock Fund Management Ireland Limited, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC (collectively, “BlackRock”). BlackRock reported that it had sole voting power with respect to 8,243,726 of these shares and sole dispositive power with respect to all of these shares.

(2)	As of December 31, 2013, based upon information contained in a Schedule 13G/A filed with the SEC by FMR LLC, Edward C. Johnson 3d and Fidelity Management & Research Company (collectively, “FMR”). FMR reported that it had sole voting power with respect to 633 of these shares and sole dispositive power with respect to all of these shares.

(3)	As of December 31, 2013, based upon information contained in a Schedule 13G/A filed with the SEC by The Vanguard Group, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. (collectively, “Vanguard”). Vanguard reported that it had sole voting power with respect to 138,446 of these shares, sole dispositive power with respect to 5,701,135 of these shares and shared dispositive power with respect to 132,246 of these shares.

(4)	As of December 31, 2013, based upon information contained in a Schedule 13G filed with the SEC by AllianceBernstein L.P. Alliance Bernstein L.P. reported that it had sole voting power with respect to 4,264,697 of these shares, sole dispositive power with respect to 4,844,682 of these shares and shared dispositive power with respect to 107,077 of these shares.

Stock Ownership Guidelines for Non-Employee Directors

The purpose of our stock ownership guidelines (referred to as the “Guidelines”) is to better align our Directors’ financial interests with those of our shareholders by requiring our Directors to own a minimum level of our shares. In March 2014, we amended the Guidelines to more accurately reflect the market median multiple of salary for our Directors. This change was necessary because of the significant stock price appreciation that occurred since we last determined the Guidelines (in December 2012 at 22,000 shares). In order to reflect the Board’s commitment to share ownership, the required share ownership level for non-employee Directors is now a minimum of 12,500 shares.

The Directors are expected to make continuing progress towards compliance with the Guidelines and to comply fully within five years of becoming subject to the Guidelines. For purposes of our Guidelines, the following types of share ownership and equity awards are included as shares owned: shares directly held, shares and phantom shares held in our deferral plans and restricted stock units. As of the date of this proxy statement, all Directors are either meeting, or are on track to meet, the Guidelines. All Directors are required to retain 100% of all shares obtained through us, as compensation for services provided to us, with such percentage to be calculated after any reduction in the number of shares to be delivered as a result of any taxes and exercise costs relating to the shares (if applicable). This requirement to retain 100% of all shares obtained from us ceases once the Director has met the Guidelines, as long as the Guidelines continue to be met. These policies, as they relate to our Named Executive Officers, are set forth in the “Compensation Discussion and Analysis” section of this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that certain of our officers, our Directors and persons who own more than 10% of a registered class of our equity securities file reports of ownership and changes in ownership with the SEC. These officers, Directors and greater than 10% shareholders are required by SEC rules to furnish us with copies of all forms they file. Based solely on our review of the copies of such forms received by us and written representation from certain reporting persons, we believe that, during 2013 and until the date of this proxy statement, all Section 16(a) filing requirements applicable to those officers, Directors and 10% shareholders were satisfied.

COMPENSATION

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes the principles underlying our executive compensation policies as well as our most important executive compensation decisions and practices for 2013. The following disclosure also gives context for the data we present in the compensation tables below and the narratives that accompany the compensation tables.

The following six individuals are our Named Executive Officers for 2013, as that term is defined by the SEC:

Name	Title
Stephen D. Newlin(1)	Chairman, President and Chief Executive Officer
Robert M. Patterson(1)	Executive Vice President and Chief Operating Officer
Bradley C. Richardson(2)	Executive Vice President and Chief Financial Officer
Richard J. Diemer, Jr.(3)	Former Senior Vice President and Chief Financial Officer
Thomas J. Kedrowski	Executive Vice President, Global Operations and Process Improvement
Kenneth M. Smith	Senior Vice President and Chief Information and Human Resources Officer
(1)	Both Mr. Newlin and Mr. Patterson served in the positions shown for the entirety of 2013. Mr. Patterson will become President and Chief Executive Officer upon Mr. Newlin’s retirement from such positions effective May 15, 2014, at which time Mr. Newlin will become Executive Chairman of the Board of Directors.
(2)	Mr. Richardson began serving as our Executive Vice President and Chief Financial Officer effective November 11, 2013.
(3)	Mr. Diemer served as our Senior Vice President and Chief Financial Officer until his separation from service on November 8, 2013. Please see the “Potential Payments Upon Termination or Change of Control” section of this proxy statement for a discussion of the terms and conditions of his separation from service.

Executive Summary

This section illustrates the relationship between our Named Executive Officers’ compensation and how we measure performance, and highlights significant Compensation Committee actions that occurred in 2013.

We are currently undergoing a leadership transition that we believe will position us to continue to deliver long-term value to our shareholders. Effective as of May 15, 2014, Mr. Newlin will retire as President and Chief Executive Officer and will become Executive Chairman. As of Mr. Newlin’s retirement, Mr. Patterson, who currently serves as our Executive Vice President and Chief Operating Officer, will become President and Chief Executive Officer. Because the leadership transition will take place in 2014, it did not affect which individuals qualified as Named Executive Officers for 2013.

How Pay is Tied to Company Performance.  Our compensation programs are designed to: (1) reward employees for generating consistent improvement in Company performance; (2) attract and retain talented executives; and (3) align compensation with the interests of our shareholders and the ultimate goal of improving long-term shareholder value. We believe that executive compensation, both pay opportunities and pay actually earned, should be tied to Company performance. We view Company performance in two primary ways:

•	the Company’s operating performance, including results against our short-term and long-term goals; and
•	return to shareholders over time.

COMPENSATION

Key 2013 Financial Performance Results.  PolyOne delivered outstanding performance results in 2013. The Compensation Committee believes that Mr. Newlin and our other Named Executive Officers have performed extremely well in a challenging global environment and that their compensation is commensurate with this performance. The chart below sets forth key Company results over the previous calendar year (dollar amounts below are in millions, except per share amounts).

Measure	2012	2013	Change
Stock Price Per Share(1)	$20.42	$35.35	73%
Market Capitalization(2)	$1,820	$3,400	87%
Adjusted Earnings Per Share	$1.00	$1.31	31%
Adjusted Operating Income(3)	$191	$262	37%
Revenue(4)	$2,900	$3,800	32%
Organic Working Capital as a Percentage of Sales	10.3%	10.1%	(2%)

(1)	Represents our closing stock price on the last trading day of the applicable fiscal year.
(2)	Represents our market capitalization on December 31, 2012 and 2013 respectively.
(3)	Our specialty platform operating income now represents 62% of our platform operating income, which is up from 2% in 2005, prior to Mr. Newlin’s appointment as CEO of PolyOne.
(4)	Revenue increased 32% versus 2012 driven by second-half solid top-line organic growth and the acquisitions of Spartech and Glasforms.

In addition, we have achieved seventeen consecutive quarters of strong double-digit adjusted earnings per share growth, with a compounded annual earnings per share percentage growth rate of 25% during this period. We attained a record-level year-end adjusted earnings per share of $1.31.

Following our acquisition of Spartech, a supplier of sustainable plastic sheet, color and engineered materials and packaging solutions, and through our aggressive integration efforts, we are already beginning to see the benefits of the acquisition. At the time of our acquisition, we estimated improving our earnings per share by $0.01 to $0.02 in 2013. Based on our early success in commercial and operational excellence efforts, as well as our aggressive efforts to eliminate duplicate company costs, we added $0.12 to our adjusted earnings per share in 2013.

Return to Shareholders.  Delivering seventeen consecutive quarters of strong double-digit adjusted earnings per share expansion, along with regularly establishing new, record levels of profit and profitability, has created shareholder value in excess of the overall market. These accomplishments were driven by our aggressive goal setting and our relentless efforts to execute our well-defined four pillar strategy of specialization, globalization, commercial excellence and operational excellence.

Note: Adjusted earnings per share and adjusted operating income for consolidated PolyOne differ from what is reported under United States GAAP. See Appendix A for a reconciliation of non-GAAP financial measures to our results as reported under GAAP.

COMPENSATION

2013 Financial Results Under Incentive Plans and Pay-for-Performance.  In line with our compensation program’s emphasis on pay-for-performance, compensation awarded to our Named Executive Officers for 2013 reflected PolyOne’s strong financial results. The chart below sets forth certain key financial results that were used in determining payouts under our short-term and long-term incentive compensation plans for 2013, as well as the payout percentages under each plan (dollar amounts are in millions, except for percentages and per share amounts).

Annual Plan	Measure	Weighting	2013 Targets	2013 Results	Payout %
	Adjusted Operating Income	50%	$239.3	$272.5	194.9%
	Working Capital as a % of Sales	25%	10.5%	10.0%	191.4%
	Revenue	25%	$3,773.4	$3,827.8	113.9%
Total Company Annual Plan Attainment					173.8%
Long-Term Incentive Plan: Cash-Settled Performance Units	Measure	Weighting	2011-2013 Target	2011-2013 Result	Payout %
	Cumulative Adjusted Earnings Per Share (2011-2013 performance period)	100%	$2.79	$3.65	200%

All financial measures (Targets and Results) reported in the above table were calculated with adjustments for acquisitions, divestitures and special items pursuant to the terms of the plans and as approved by the Board of Directors.

Annual Incentive Plan: All of our Named Executive Officers earned payouts above their target 2013 Annual Plan opportunities, with an overall payout of 173.8% of target as a result of our strong fiscal 2013 performance.

Cash-Settled Performance Units: Cumulative adjusted earnings per share was the performance measure for this award in order to drive improvements in shareholder value. Our strong performance over the past three years led to a maximum payout (200% of target) for the cash-settled performance units granted to each Named Executive Officer under the 2011 – 2013 Long-Term Incentive Plan.

Stock-Settled Stock Appreciation Rights:  We maintained stock price performance hurdle vesting requirements for the stock appreciation right (or “SAR”) awards granted as part of the 2013 – 2015 Long-Term Incentive Program to further align executive compensation with shareholder interests. The 2013 awards initially vest in one-third increments upon achieving each of the following stock price hurdles and maintaining them for thirty consecutive trading days: 10%, 15% and 20% increase respectively over the initial grant date closing stock price of $23.08. These hurdles were met in 2013. The SARs also are subject to additional time-based vesting requirements that lapse one-third on each of the first three anniversaries of the grant date.

Details regarding each of these incentive plans and payments are set forth in the “Analysis of 2013 Compensation Decisions and Actions” section of this proxy statement.

We are pleased with our accomplishments in 2013, and are well-positioned to continue our transformation into a high performing global specialty company. We believe our executive compensation programs described below and in the accompanying tables played a vital role in driving the strong financial results noted above, and appropriately align pay and performance.

Listening to Shareholders. At the 2013 Annual Meeting of Shareholders, we held our third annual advisory vote on Named Executive Officer compensation. For the second consecutive year, 96% of the votes cast were in favor of this advisory proposal. The Compensation Committee reviewed the voting results and considered this favorable outcome to convey our shareholder’s strong support for the Compensation Committee’s decisions and the existing executive compensation programs and practices. As a result, the Compensation Committee made no material changes in the structure

COMPENSATION

of our compensation programs or pay-for-performance philosophy based on the voting results for the proposal. At the 2014 Annual Meeting of Shareholders, we will again hold an advisory vote to approve the Named Executive Officer compensation. The Compensation Committee expects to consider the results from this year’s and future advisory votes on Named Executive Officer compensation.

Executive Compensation Practices and Programs. The executive compensation practices and programs described below and in the accompanying tables played a vital role in driving strong financial results and aligning pay with performance for 2013, and are designed to attract and retain a highly experienced, successful team to manage PolyOne. Our practices and programs are directly linked to our key business objectives and designed to create value for our shareholders.

Highlights of our practices and programs include:

✓       Pay-for-Performance – As described below, the majority of executive pay is performance-driven and must be earned every year based on objective, challenging financial goals and individual performance.

✓       Shareholders Approve our Executive Compensation – In May 2013, we received the support of 96% of the votes cast on our Named Executive Officer compensation proposal pursuant to our third advisory “say-on-pay” vote.

✓       Mitigate Undue Risk – We utilize maximums on potential payments, include retention vehicles in our compensation programs, provide multiple performance targets and maintain robust Board and management processes to identify risk, which includes a risk assessment of executive compensation programs that is performed each year.

✓       Meaningful Stock Ownership Guidelines – All Named Executive Officers are subject to stock ownership guidelines, and are either exceeding, or, for our newly-hired Named Executive Officers, are on target to achieve the Guidelines within five years of being subject to such Guidelines.

✓       Vigorous Corporate Governance – We have policies that prohibit our Named Executive Officers from hedging or pledging our securities.

✓       Annual Review of Share Utilization – Prior to the annual equity award grants to Named Executive Officers, we evaluate annual and aggregate dilution from stock awards.

✓       No Excise Tax Gross-Ups – We do not provide excise tax gross-up benefits for “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (“Code”) in any new management continuity agreements. We also do not provide tax gross-up benefits for financial planning.

✓       No Excessive Executive Benefits – We provide limited executive benefits to our Named Executive Officers and those benefits provide value to our business.

Details on these practices and programs are set forth in this CD&A.

COMPENSATION

2013 Pay-for-Performance Analysis.  As described more fully below, we believe that the majority of each Named Executive Officer’s compensation should be linked directly to our performance and the creation of shareholder value. The following chart compares cumulative total shareholder return (“TSR”) on our common shares against the cumulative total return of the S&P 500 Index and the S&P Mid Cap Chemicals Index for the five-year period December 31, 2008 to December 31, 2013, assuming in each case a fixed investment of $100 and reinvestment of all dividends. Starting in 2009, our performance has significantly exceeded the S&P 500 Index as well as the S&P Mid Cap Chemicals Index.

We believe that the returns to shareholders shown in the above graph indicate that our pay-for-performance philosophy, compensation plan design and selected metrics are working, and have resulted in performance that has provided increased value to our shareholders over both the short and long-term.

We believe the compensation of our Named Executive Officers has been commensurate with our performance results. Since he joined PolyOne in 2006 as its CEO, Mr. Newlin has been highly effective at driving margin growth in the transformation of PolyOne to a high performing global specialty company. By refocusing the sales force on value and profits versus volumes, and emphasizing specialty businesses versus those more commodity in nature, Mr. Newlin and his senior management team have driven substantial earnings growth.

COMPENSATION

The following graph provides a historical perspective comparing Mr. Newlin’s earned compensation and our performance to the pay-for-performance of our peer group from 2010-2012 (data and timing limitations prohibit us from providing a 2013 analysis at this time). Mr. Newlin’s earned compensation has been aligned with our recent performance, with his earned compensation approximating the 75th percentile of our peers while our performance as defined below, was at the 100th percentile.

For purposes of this graph, pay is defined as the three-year (2010-2012) sum of base salary, earned annual incentives, the value of stock awards upon vesting, the value of option/SAR exercises, and earned long-term cash incentives. Three-year performance is based on three-year TSR (2010 – 2012). The peers used in this graph include those listed on page 23 of this proxy statement.

Compensation Philosophy and Objectives

Our executive compensation programs reward our officers’ performance and are specifically linked to our achievement of strategic operating and financial goals and are designed to be competitive in the marketplace. Our executives are rewarded for performance that meets or exceeds our strategic goals, without encouraging excessive risk-taking that could have a detrimental impact on our long-term results and the interests of our shareholders. We believe the design of our compensation plans and the relative mix of compensation elements successfully motivate our executives to improve our overall corporate performance and the profitability of the specific business unit(s) for which they are responsible, thus maximizing shareholder value. The main objectives of our executive compensation programs are to:

•	Attract, motivate and retain a highly qualified and successful management team to lead PolyOne in setting and effectively executing upon our strategic goals and objectives;

•	Foster a pay-for-performance culture by rewarding the achievement of specified strategic operating and financial objectives that maximize shareholder value; and

•	Ensure our goals and objectives are aligned with the interests of our shareholders by recognizing and rewarding business results and the growth of our share price through incentive programs.

Setting 2013 Executive Compensation Levels

Compensation Consultant

Our executive compensation programs are approved and overseen by the Compensation Committee, which is composed entirely of independent Directors. For 2013, the Compensation Committee retained the Consultant to assist with

COMPENSATION

assessing the competitiveness and overall appropriateness of our executive compensation programs. The Compensation Committee worked with the Consultant and considered input from members of senior management to ensure that our executives, including our Named Executive Officers, receive market competitive compensation programs that reward business results.

As described below, the Consultant assisted the Compensation Committee by (1) benchmarking compensation so we could align base salaries, as well as annual and long-term incentive targets, with our competitive market pay philosophy discussed below, (2) providing guidance on incentive plan design, (3) monitoring and communicating trends in executive compensation to the Compensation Committee, (4) assisting with proxy statement disclosure, (5) assessing Board of Directors’ compensation and (6) evaluating executive retirement benefits.

Competitive Market Pay Information and Benchmarking

We designed our compensation programs to be competitive with companies of comparable size and industry with whom we compete for executive talent. We annually analyze competitive market compensation data relating to salary, annual incentives and long-term incentives. The Compensation Committee generally manages individual components of compensation and initially targets total compensation relative to the median (50th percentile) of the competitive market data. However, the Compensation Committee considers other factors, consisting of the responsibilities, performance, contributions and experience of each Named Executive Officer and compensation in relation to other employees to determine final total compensation amounts. As a result, we do not set total direct compensation or the component parts at levels to achieve a mathematically precise market position. For 2013, Mr. Newlin’s compensation was set above the market median, which is aligned with Company performance and Mr. Newlin’s skills and experience. We also periodically analyze competitive compensation market data relating to retirement benefits and other benefits. The Compensation Committee obtains advice and recommendations from the Consultant in these and other areas of total compensation.

In analyzing competitive market data for the purpose of determining the market median for 2013, we drew from three independent sources. We first reviewed proxy statement disclosures of a peer group of similarly-sized United States chemical companies to establish an estimate of market compensation for our senior executives. This approach provided insight into specific practices at business competitors or companies facing similar operating challenges.

In recent years we refined our peer group to reflect our progress toward becoming a global specialty company. In March 2013, we evaluated our current peers and other potential peers, giving specific consideration to the following factors:

Factor	Average of Peer Group Comparator	PolyOne 2013 Results
Company Revenue	$3.4 billion	$3.8 billion
Total Asset Size	$3.9 billion	$2.9 billion
Employee Numbers	6,300	>7,600

We also looked at the frequency with which these companies were used as peers by other companies in our industry, which companies had identified PolyOne as a peer, and whether each potential peer company had a global presence and a specialty chemical focus. In addition, we considered whether each company was in the same Standard Industrial Classification code as PolyOne and whether we compete with them for talent. Each of the companies recommended for our peer group met a majority of the primary criteria that were established. Based on this review, we included Ashland, Inc. and Celanese Corporation and retained all other companies, such that PolyOne’s current peer group consists of the following 18 companies:

PolyOne Peer Group
Albemarle Corporation	Cytec Industries Inc.	International Flavors & Fragrances Inc.
A. Schulman, Inc.	Eastman Chemical Company	Rockwood Holdings, Inc.
Ashland, Inc.	Ecolab, Inc.	RPM International Inc.
Axiall Corporation	Ferro Corporation	The Scotts Miracle-Gro Company
Cabot Corporation	FMC Corporation	Sigma-Aldrich Corporation
Celanese Corporation	H.B. Fuller Company	The Valspar Corporation

COMPENSATION

The second and third independent sources of data that we used to augment the peer proxy analysis was the Consultant’s analysis of competitive market data relating to (1) the broader chemical industry and (2) other applicable general industries using the following surveys: the Consultant’s executive compensation database, the Consultant’s Top Management Compensation Survey and Mercer’s Executive Compensation Survey. To obtain comparability based on company size, the Consultant’s analysis either referenced a specific sample of comparably-sized companies or calibrated the pay of a broad sample of companies against company size. The specific identity of the companies in these surveys was not material to our use of the comparability data based on this process used by the Consultant.

Review of 2013 Named Executive Officer Compensation

Management and the Compensation Committee annually review the specific pay disclosures of our peer group and the broad-based survey data provided by the Consultant. Management uses this data to develop recommendations for the Compensation Committee’s review regarding eligibility, award opportunities, performance measures and goals for the incentive plan performance periods commencing in the following year. The Compensation Committee also considers this information when making compensation decisions and aligning each of the pay elements with our compensation objectives and relative market practices.

The Compensation Committee and management annually review and consider tally sheets, which are developed by our Human Resources department and reviewed by the Consultant, to determine the reasonableness of the compensation of our Named Executive Officers. The tally sheets provide information regarding each Named Executive Officer’s base salary, annual incentives, long-term incentives, other benefits, retirement benefits and wealth accumulation.

Annually, the CEO recommends, for the Compensation Committee’s review and approval, specific base salary and target incentive adjustments for the other Named Executive Officers, if an adjustment is warranted. The CEO makes his recommendations in conjunction with marketplace data and input provided by the Consultant. He does not participate in any discussions with the Compensation Committee involving his own compensation. With guidance from the Consultant regarding market pay levels and based on a rigorous review of 2012 performance and our compensation philosophy, the Compensation Committee determined the appropriate pay levels for the CEO for 2013.

2013 Pay Mix

Our executive compensation programs are designed to recognize an executive’s scope of responsibilities, leadership ability, and effectiveness in achieving key performance goals and objectives. As an executive’s level of responsibility within PolyOne increases, so does the percentage of total compensation that is linked to performance in the form of variable compensation.

We provide three elements of direct compensation that are discussed in detail below: base salary; annual incentive compensation; and long-term incentive compensation. The following table summarizes the allocation of the compensation opportunity at target, or “pay mix,” that was granted in 2013 to the Named Executive Officers based upon their three elements of compensation. Both the annual incentive opportunity and long-term incentive opportunity represent the variable compensation portion of each Named Executive Officer’s total compensation opportunity, consistent with our overall pay-for-performance philosophy.

	Target Pay Mix Allocation
Named Executive Officer	Base Salary %	Annual Incentive %	Long-Term Incentive %
S.D. Newlin	18%	20%	62%
R.M. Patterson	31%	22%	47%
B.C. Richardson	33%	22%	45%
R.J. Diemer, Jr.	39%	23%	38%
T.J. Kedrowski	39%	22%	39%
K.M. Smith	39%	22%	39%

COMPENSATION

Analysis of 2013 Compensation Decisions and Actions

Base Salary

We pay base salaries to attract talented executives and to provide a fixed base of cash compensation. Base salaries for the Named Executive Officers were individually determined by the Compensation Committee after consideration of:

•	The CEO’s recommendations (for all Named Executive Officers other than the CEO);
•	Breadth, scope and complexity of the executive’s role;
•	Internal equity (in other words, employees with similar responsibilities, experience and historical performance are rewarded comparably);
•	Current compensation;
•	Tenure in position;
•	Market pay levels and trends around merit increases;
•	Relative position of the Named Executive Officer’s salary to the market median for their role; and
•	Individual performance.

There are three situations that may warrant an adjustment to base salary:

Annual Merit Increase. All employees’ base salaries are reviewed annually for possible merit increases taking into account the above listed factors, but merit increases are not automatic or guaranteed. In recognition of the significant role Mr. Newlin played in transforming PolyOne into a high-performing organization, as well as his strong leadership, particularly in light of recent merger and acquisition activity, and after a review of competitive market data, the Compensation Committee approved a seven percent adjustment to his annual base salary for 2013, as outlined in the below table. In the Compensation Committee’s judgment, this base salary is appropriate in order to fairly compensate and retain Mr. Newlin. The Compensation Committee also increased the annual base salaries of each of the other Named Executive Officers (excluding Mr. Kedrowski) in accordance with market pay levels, trends around merit increases and individual specific roles and responsibilities, as outlined below.

Promotion or Change in Role. Base salary may be increased to recognize additional responsibilities resulting from a change in an employee’s role or a promotion to a new position; however, increases are not guaranteed. In recognition of his many contributions to date and as well as the increased responsibilities he assumed in connection with PolyOne’s acquisition of Spartech, the Compensation Committee approved Mr. Kedrowski’s promotion to Executive Vice President, Global Operations and Process Improvement with an increase in annual base salary to $400,000.

Market Adjustment. A market adjustment may be awarded to an individual who is performing successfully when we recognize a significant gap between the market data and the individual’s base salary. No Named Executive Officer received a market adjustment in 2013.

The below table lists the 2013 base salaries that were approved by the Compensation Committee for the Named Executive Officers, as well as the applicable percentage increase from the 2012 base salaries.

Named Executive Officer	2012 Base Salary	2013 Base Salary	% Change
S.D. Newlin(1)	$980,000	$1,050,000	7%
R.M. Patterson(1)	$515,000	$551,000	7%
B.C. Richardson(2)	N/A	$520,000	N/A
R.J. Diemer, Jr.(1)	$435,000	$455,000	5%
T.J. Kedrowski(3)	$356,000	$400,000	12%
K.M. Smith(1)	$365,000	$380,000	4%

(1)	Messrs. Newlin, Patterson and Smith’s 2013 base salary increases went into effect thirteen months after their 2012 base salary increases, and Mr. Diemer’s increase went into effect fourteen months after his date of hire.

COMPENSATION

(2)	Mr. Richardson was hired in November 2013 and did not have a PolyOne base salary in 2012. Mr. Richardson’s 2013 base salary was benchmarked against competitive market data for similar roles.
(3)	Mr. Kedrowski’s 2013 promotional increase went into effect six months after his last base salary increase.

Based on the competitive market data provided by the Consultant, we determined that the 2013 salaries of the Named Executive Officers were within a range of 11% above and 5% below the 2013 market medians for comparable positions, which is consistent with our competitive market pay philosophy discussed in the “Competitive Market Pay Information and Benchmarking” section of this proxy statement.

Annual Incentive

We pay an annual incentive to (1) reward our Named Executive Officers for achieving specific performance objectives that would advance our profitability; (2) drive key business results; and (3) recognize individuals based on their contributions to those results. The below table lists the 2013 individual annual incentive opportunities that were approved by the Compensation Committee for the Named Executive Officers, which are the same as the 2012 individual annual incentive opportunities (for those who were serving in 2012).

Named Executive Officer	2013 Annual Incentive Opportunity
S.D. Newlin	110%
R.M. Patterson	70%
B.C. Richardson(1)	65%
R.J. Diemer, Jr.	60%
T.J. Kedrowski	55%
K.M. Smith	55%

(1)	Mr. Richardson was hired in November 2013 and did not have a PolyOne annual incentive opportunity for 2012. Mr. Richardson’s annual incentive opportunity was benchmarked against competitive market data for similar roles.

Based on the competitive market data provided by the Consultant, we determined that the 2013 Annual Plan opportunities for the Named Executive Officers were within a range of 10% above to 8% below the 2013 market median for comparable positions, which is consistent with our competitive market pay philosophy discussed in the “Competitive Market Pay Information and Benchmarking” section of this proxy statement.

The Compensation Committee determined, after a thorough evaluation of possible plan designs and performance measures, that we would maintain the same fundamental Annual Plan design in 2013 as we used in 2012, however, we added a revenue performance measure to encourage profitable sales growth. The Compensation Committee’s evaluation demonstrated that these performance measures are the most critical elements of PolyOne’s performance for both 2012 and 2013 and when combined, contribute to sustainable growth. The 2013 Annual Plan performance measures are described below.

•	Adjusted Operating Income. Adjusted operating income is defined as operating income excluding special items (which consist of non-recurring items as set forth in our quarterly earnings releases). The calculation includes recently acquired businesses (Spartech and Glasforms) and includes our non-core resin business results through the date of its divestiture.

•	Revenue. Revenue represents net trade sales to third parties. The calculation includes recently acquired businesses (Spartech and Glasforms) and includes our non-core resin business results through the date of its divestiture.

•	Working Capital as a Percentage of Sales. Working capital as a percentage of sales is calculated by taking the average 13 months of working capital divided by the sum of 12 months of 2013 sales, where working capital equals (1) trade accounts receivable (2) plus inventory (3) minus trade accounts payable. The calculation excludes recently acquired businesses (Spartech and Glasforms) and includes our non-core resin business results through the date of its divestiture.

COMPENSATION

The 2013 performance measures for the Named Executive Officers were based upon PolyOne’s consolidated results and were weighted as follows:

We set aggressive Annual Plan performance goals in 2013 that focused our efforts on those factors that we believed were critical to our ongoing success, including profitable growth, earnings improvement, cash generation from working capital, efficiencies in our operations and the continued implementation of our overall four pillar strategy.

Our 2013 operating income performance goals were aggressive and were set in accordance with our strategic plan framework. On a consolidated basis, our performance and results under the total Company adjusted operating income metric were strong; adjusted operating income exceeded the Annual Plan’s target goal by 14% in 2013. The Company adjusted operating income incentive goal attainment was 194.9% of our target performance level. We viewed the targeted level of performance for this metric as very challenging to achieve, and the actual level of performance reflects exceptional results.

The 2013 working capital as a percentage of sales performance goals were set in accordance with our strategic plan framework and were intended to maintain our strong working capital performance. In 2013, we were able to sustain our strong performance from the previous year by maintaining a world-class performance working capital as a percentage of sales with an Annual Plan result of 10.0%. As a result of this performance, the working capital as a percentage of sales incentive goal attainment was 191.4% of our target performance level.

As noted above, the 2013 Annual Plan introduced revenue as a performance measure in order to encourage profitable revenue growth. The 2013 revenue performance goals were set in accordance with our strategic plan framework. Revenue increased 32% from 2012, driven by solid second half top-line organic growth and the acquisitions of Spartech and Glasforms. The revenue incentive goal attainment was 113.9% of our target performance level.

The Annual Plan, as it relates to the Named Executive Officers, contains a “negative discretion” feature. If threshold attainment levels are attained, Named Executive Officer’s are eligible for payments up to the maximum permitted under the plan provisions. The Compensation Committee may use its discretion to make a final determination of the amount to be paid. Payouts are capped at 200% of a participant’s award amount at target. The performance measures and targets, and the respective levels of achievement for each performance measure under the 2013 Annual Plan for our Named Executive Officers are set forth below.

COMPENSATION

		2013 Goals
Performance Measure ($ in millions)	2012 Actual Result(1)	Threshold 50%	Target 100%	Maximum 200%	2013 Actual Result	2013 Payout as % of Target
Company Adjusted Operating Income	$221.0	$221.4	$239.3	$274.3	$272.5	194.9%
Consolidated Working Capital as a Percentage of Sales	9.9%	11.1%	10.5%	9.9%	10.0%	191.4%
Revenue	N/A(2)	$3,577.3	$3,773.4	$4,157.5	$3,827.8	113.9%

(1)	The 2013 goals (threshold, target and maximum) were set contemplating both completed and planned acquisitions and divestures that would occur during 2013 and, therefore, are not directly comparable to our reported 2012 results. Further, results include amounts related to our non-core resin business.

(2)	Revenue was added as a performance measure under the Annual Plan for the first time in 2013.

The actual amounts earned by the Named Executive Officers under the Annual Plan for 2013 are set forth in the “Non-Equity Incentive Plan Compensation” column of the 2013 Summary Compensation Table. The Annual Plan, as it applies to the Named Executive Officers, was designed to permit compliance with Code Section 162(m). A more detailed discussion of Code Section 162(m) appears in the “Tax Considerations” section of this proxy statement.

Long-Term Incentive

We provide performance-based long-term incentive compensation to certain of our executives, including the Named Executive Officers, to directly tie the interests of these individuals to the interests of our shareholders. We also believe that long-term incentive compensation is an important retention tool. At the Annual Meeting in May 2010, our shareholders approved the 2010 Equity and Performance Incentive Plan (referred to as the “2010 Plan” or the “Long-Term Incentive Plan”) under which we can provide long-term incentive awards to our executives. At the Annual Meeting in May 2012, our shareholders approved the First Amendment to the 2010 Plan (referred to as the “Amended 2010 Plan”). The 2013 Long-Term Incentive Plan grants were awarded under the Amended 2010 Plan.

Individual Long-Term Incentive Plan targets, which are reflected as a percentage of base salary, are established with consideration of our competitive market pay philosophy discussed in the “Competitive Market Pay Information and Benchmarking” section of this proxy statement and are intended to reward the Named Executive Officers for achieving specific performance objectives. The Long-Term Incentive Plan awards granted for 2013 are based upon our closing stock price on December 31, 2012. The accounting value of each award is determined using the grant date of the award. The value of the grant varies as the stock price increases or decreases in the interim. The below table lists the 2013 Long-Term Incentive Plan individual incentive opportunities that were approved by the Compensation Committee for the Named Executive Officers, as well as the applicable percentage increase from the 2012 Long-Term Incentive Plan individual incentive opportunities, if applicable.

Named Executive Officer	2012 Long-Term Incentive Opportunity	2013 Long-Term Incentive Opportunity	% Change
S.D. Newlin	350%	350%	0%
R.M. Patterson(1)	140%	150%	7%
B.C. Richardson (2)	N/A	N/A	N/A
R.J. Diemer, Jr.	100%	100%	0%
T.J. Kedrowski	100%	100%	0%
K.M. Smith	100%	100%	0%

(1)	Mr. Patterson’s Long-Term Incentive Plan opportunity was adjusted to better align his compensation with current competitive market data.

(2)	Mr. Richardson was hired in November 2013, thus, he did not have a PolyOne Long-Term Incentive Plan opportunity in 2012 or 2013.

COMPENSATION

Based on 2013 competitive market data provided by the Consultant, we determined that the individual Long-Term Incentive Plan opportunities granted to the Named Executive Officers in 2013 ranged from 5% above to 29% below the 2013 market median for comparable positions. Individual opportunities varied based on time with PolyOne, individual performance and leadership efforts.

Awards Granted in 2013

On February 15, 2013, we granted awards under the Amended 2010 Plan as part of our annual Long-Term Incentive Plan award. For purposes of these grants, and after a thorough evaluation of other possible vehicles, the Compensation Committee elected to retain the same three compensation vehicles and weightings that we used in the 2012 annual Long-Term Incentive Plan, which are listed below. We maintained this plan design to continue to provide a balance between the relative values of the three compensation vehicles while efficiently using the shares available under the Amended 2010 Plan. Of these three, the cash-settled performance units and the stock-settled stock appreciation rights (“SARs”) were established with performance conditions, as described in detail below. Both the cash-settled performance units and the SARs are additionally subject to time-based vesting, as described in detail below. The restricted stock units (“RSUs”) are time-based awards that vest in their entirety on the third anniversary of the grant date.

The Compensation Committee also granted special one-time equity awards in 2013 under the Amended 2010 Plan to reward specific accomplishments of various Named Executive Officers. These one-time grants are listed in the 2013 Grants of Plan-Based Awards table of this proxy statement and are described below.

Cash-Settled Performance Units

Cash-settled performance units provide an opportunity for employees to receive a cash bonus if specified performance measures are met for a pre-defined performance period. On February 15, 2013, we granted cash-settled performance units under the Amended 2010 Plan to all Named Executive Officers serving at that time as part of our annual Long-Term Incentive Plan award. The cash-settled performance units will be earned based on achieving adjusted earnings per share performance goals during the three-year period of January 1, 2013 through December 31, 2015. The Compensation Committee maintained adjusted earnings per share as the 2013 performance measure in order to drive improvements in shareholder value. In 2013, we utilized the following four performance periods and relative weightings to drive annual performance as well as cumulative performance. Requiring annual, as well as cumulative, performance goals ensures that adjusted earnings per share growth is a constant and visible incentive goal for our Named Executive Officers to achieve each year.

Performance Period	Weighting
January 1, 2013 through December 31, 2013	25%
January 1, 2014 through December 31, 2014	25%
January 1, 2015 through December 31, 2015	25%
January 1, 2013 through December 31, 2015	25%

COMPENSATION

The attainment level for the cash-settled performance units will be determined at the end of each applicable performance period. We established threshold, target and maximum adjusted earnings per share goals for each of the above listed performance periods. Participants will earn, for the applicable performance period: (1) 100% of the target award of cash-settled performance units upon attainment of the target performance level; (2) 50% of the target award upon attainment of the threshold performance level or (3) 200% of the target award upon attainment of the maximum (or greater) performance level. If final performance falls between the threshold and target or between target and maximum, earned award amounts will be interpolated. If threshold performance is not achieved, then no award will be paid to the participants for the applicable performance period. The cash-settled performance units generally do not vest and pay out until the payment date in order to serve as a retention vehicle. The payment date will be a date in 2016 determined by the Board, which shall occur no later than March 15, 2016.

We do not disclose the specific adjusted earnings per share goals that we established for the cash-settled performance units granted in 2013 in this proxy statement because (1) these goals relate to executive compensation to be earned and/or paid in future years and do not effect a fair understanding of the Named Executive Officers’ compensation for 2013 and (2) we believe that disclosure of such goals while the applicable performance period is ongoing would cause us competitive harm. However, we disclose such goals in future proxy statements once the applicable performance periods have ended as part of our discussion and analysis about the amounts earned by the Named Executive Officers under these awards. In setting the applicable target levels, the Compensation Committee considered how achievement of the performance goals could be impacted by events expected to occur in the coming years. When establishing the specific goals for the Adjusted Earnings Per Share performance metric, we specifically considered how likely it will be for us to achieve the goals. We believe that the threshold goals have been established at levels that should be appropriately difficult to attain, and that the target goals will require considerable and increasing collective effort on the part of our employees, including our Named Executive Officers, to achieve. Achievement of the maximum goal is considered to be a stretch goal given current market conditions. The performance unit grants made in 2013 for the Named Executive Officers are set forth in the 2013 Grants of Plan-Based Awards table of this proxy statement.

Stock-Settled Stock Appreciation Rights

On February 15, 2013, we granted performance-based stock-settled SARs under the Amended 2010 Plan to all Named Executive Officers serving at that time as part of our annual Long-Term Incentive Plan award. The SARs, when exercised by the holder, are settled in our common shares and have an exercise price equal to the closing market price of our common shares on the grant date. To continually reinforce our ongoing commitment to enhancing shareholder value, the 2013 awards initially vest one-third upon achieving each of the following stock price hurdles and maintaining them for thirty consecutive trading days: 10%, 15% and 20% increase respectively over the initial grant date closing stock price of $23.08. These hurdles were achieved in 2013. The SARs also are subject to additional time-based vesting requirements that lapse one-third on each of the first three anniversaries of the grant date, generally subject to the Named Executive Officer’s continued employment. They have an exercise term of ten years. The SARs granted in 2013 to the Named Executive Officers are set forth in the 2013 Grants of Plan-Based Awards table of this proxy statement.

Restricted Stock Units

To promote share ownership and enhance the retention of our executives, we also granted time-based RSUs on February 15, 2013 under the Amended 2010 Plan to all Named Executive Officers serving at that time as part of our annual Long-Term Incentive Plan award. The RSUs vest on the third anniversary of the grant date and are set forth in the 2013 Grants of Plan-Based Awards table of this proxy statement.

One-Time Awards of Restricted Stock Units

The Compensation Committee granted special one-time awards of RSUs to executives, including Named Executive Officers, in 2013 to reward specific achievements. These grants are described below.

On March 8, 2013, we granted a one-time award of 100,000 RSUs to Mr. Newlin. The award was intended to recognize Mr. Newlin’s significant contributions over the past seven years in transforming PolyOne into a specialty chemical company. Specifically, the award was intended to recognize Mr. Newlin’s success in implementing PolyOne’s four pillar strategy; driving growth in our specialty platform to the point that it now represents more than 50% of our operating profits (at the

COMPENSATION

time of Mr. Newlin’s grant); significantly upgrading PolyOne’s portfolio by acquiring specialty companies such as GLS Corporation in 2008, ColorMatrix in 2011, and Spartech in 2013; by divesting of PolyOne’s interest in its non-core equity investments, such as Oxy Vinyls and SunBelt as well as our non-core resin business, which was sold in May 2013; creating an effective management team and a robust succession plan; and instituting talent upgrades and discipline throughout the organization.

Because of these significant achievements and his demonstrated ability to deliver results that increase shareholder value, our Compensation Committee believed that the award of 100,000 RSUs was appropriate and consistent with its goal of rewarding executives for stellar performance. The vesting and other conditions of this grant are similar to the RSU grants made on February 15, 2013, with the exception of the vesting provisions relating to Mr. Newlin’s retirement, and will pay out in all cases at the same time as the other grants made on February 15, 2013. This award is set forth in the 2013 Grants of Plan-Based Awards table of this proxy statement.

To recognize their significant contributions with regard to PolyOne’s acquisition of Spartech and its continued successful integration with PolyOne, on March 13, 2013, Messrs. Patterson and Kedrowski were each granted a one-time award of 25,000 RSUs, Mr. Smith was granted a one-time award of 15,000 RSUs and Mr. Diemer was granted a one-time award of 2,500 RSUs (which was later modified and a portion forfeited), as set forth in the “Potential Payments Upon Termination or Change of Control” section of this proxy statement. The vesting and other conditions of these grants are substantially similar to the RSU grants made on February 15, 2013. These awards are also set forth in the 2013 Grants of Plan-Based Awards table of this proxy statement.

Performance Shares

To recognize their significant contributions regarding PolyOne’s acquisition of Spartech and its continued successful integration with PolyOne, on March 13, 2013, Messrs. Patterson and Kedrowski were each granted a one-time award of 25,000 performance shares under the Amended 2010 Plan. The performance shares will be earned contingent upon achieving $65 million in synergies resulting from PolyOne’s acquisition of Spartech (“Synergy Goal”). If the Synergy Goal is achieved, then the performance shares shall become non-forfeitable and fully vested on March 31, 2016. The performance-shares granted to Messrs. Patterson and Kedrowski are set forth in the 2013 Grants of Plan-Based Awards table of this proxy statement.

Awards Granted in Prior Years

In February 2014, the Compensation Committee approved the attainment level of cash-settled performance units granted at the start of 2011 for the three year performance period of January 1, 2011 through December 31, 2013. These cash-settled performance units were earned by achieving performance goals related to our cumulative adjusted earnings per share over the three-year performance period. For retention purposes, the performance units could not be paid until the end of the vesting period, which began on January 1, 2011 and ended on the payment date, February 28, 2014. The Named Executive Officers received a cash payout based on achieving 200% of the target level performance for this goal, as reflected below:

Performance Measure	2011 – 2013 Goals*				% Payout
	Threshold (50%)	Target (100%)	Maximum (200%)	Actual Result
2011-2013 Cumulative Adjusted Earnings per Share	$2.55	$2.79	$3.19	$3.65	200%

* All financial measures (performance measures and results) reported in the above table were calculated with adjustments for acquisitions, divestitures and special items pursuant to the terms of the plans and as approved by the Board of Directors.

Actual payouts of the cash-settled performance units granted in 2011 to the Named Executive Officers under the Long-Term Incentive Plan are set forth in the “Non-Equity Incentive Plan Compensation” column of the 2013 Summary Compensation Table of this proxy statement.

All equity awards outstanding as of December 31, 2013 are set forth in the Outstanding Equity Awards at 2013 Fiscal Year-End table of this proxy statement.

COMPENSATION

Retirement Benefits

We offer the following retirement benefits to eligible employees and eligible Named Executive Officers as specified below. Additional details about these plans, as they apply to the Named Executive Officers, are included in the narrative to the 2013 Pension Benefits and 2013 Nonqualified Deferred Compensation sections of this proxy statement.

•	A defined contribution retirement benefit available to all United States employees through an Internal Revenue Code tax-qualified profit sharing/401(k) plan (referred to as the “Qualified Savings Plan”);

•	An unfunded, nonqualified plan that provides benefits similar to the Qualified Savings Plan (referred to as the “PolyOne Supplemental Retirement Benefit Plan”), but without the Internal Revenue Code contribution and earnings limitations;

•	An employer-funded Internal Revenue Code tax-qualified defined benefit pension plan (referred to as the “Qualified Pension Plan”), as well as an unfunded, nonqualified defined benefit pension plan (referred to as the “Benefit Restoration Plan”), under which Mr. Smith is eligible, along with certain other employees, to receive frozen benefits. In addition, since becoming retirement eligible (55 years of age with 10 years of service), Mr. Smith is eligible, along with certain other employees, to receive certain retiree medical benefits for which he will be required to pay 100% of the notional annual premium; and

•	A supplemental retirement benefit for Mr. Newlin that provides annual supplemental retirement payments, payable in the form of a 15-year certain and continuous life annuity, conditioned upon his execution of a release and waiver and upon a “Qualifying Separation from Service” (as such term is defined herein).

Other Benefits

We provide other benefits to the Named Executive Officers, which we believe are necessary to compete for executive talent. The additional benefits for the Named Executive Officers generally consist of a benefit allowance, limited reimbursement of expenses for financial planning and tax preparation, a moving allowance (where applicable), global travel health benefits and an annual physical examination. The specific amounts attributable to the 2013 other benefits provided to the Named Executive Officers are set forth in the “All Other Compensation” column of the 2013 Summary Compensation Table of this proxy statement.

The benefit allowance, and reimbursement of expenses for financial planning and tax preparation are treated as taxable income to the Named Executive Officers and are not grossed up by PolyOne. Tax gross-ups are provided for imputed income for spouse/guest travel.

We also provide other benefits such as medical, dental, life insurance and disability coverage to each United States based Named Executive Officer, which are identical to the benefits provided to all other eligible United States-based employees. We provide vacation and paid holidays to all employees, including the Named Executive Officers. The Named Executive Officers were eligible for the following vacation periods in 2013: Mr. Newlin — five weeks; Mr. Patterson — four weeks; Mr. Richardson – four weeks; Mr. Diemer –four weeks; Mr. Kedrowski — four weeks and Mr. Smith — five weeks.

Employment Agreements with Named Executive Officers

Mr. Newlin is a party to an employment agreement with us, as described below. We do not maintain employment agreements with any of the other Named Executive Officers, although each of our Named Executive Officers is a party to a management continuity agreement, the details of which are described below and are set forth in the “Potential Payments Upon Termination or Change of Control” section of this proxy statement.

On February 6, 2006, we entered into an agreement with Mr. Newlin, under which he served as our Chairman, President and Chief Executive Officer. We entered into this agreement in order to attract Mr. Newlin to PolyOne and set the terms of his employment. The agreement provided for specified equity awards that were intended to serve as an inducement to join PolyOne, set an initial base salary and provided for his participation in our various long-term incentive and benefit plans in effect during the term of his employment. In addition, the agreement provided for certain payments upon termination of employment, as described more fully in “Potential Payments Upon Termination or Change of Control” section of this proxy statement. Mr. Newlin’s employment agreement was amended and restated as of July 16, 2008, to provide for a supplemental

COMPENSATION

retirement benefit, as described in the “2013 Pension Benefits” section of this proxy statement. Mr. Newlin’s employment agreement was further amended and restated, effective May 15, 2014, in connection with his retirement as CEO.

New Named Executive Officer Compensation and Benefits

Mr. Richardson joined PolyOne as Executive Vice President and Chief Financial Officer with more than 30 years of experience in financial and operational management, including more than 10 years of experience as a chief financial officer. The compensation components of Mr. Richardson’s offer letter include:

•	An initial base salary of $520,000 per year;
•	Participation in PolyOne’s Senior Executive Annual Incentive Plan, with payment based on the achievement of performance goals established by the Compensation Committee;
•	Participation in our Executive Severance Plan, the terms of which are set forth in the “Potential Payments upon Termination or Change of Control” section of this proxy statement;
•	A Management Continuity Agreement, the terms of which are set forth in the “Potential Payments upon Termination or Change of Control” section of this proxy statement;
•	Reimbursement for expenses of up to $10,000 per year for financial planning and tax preparation; and
•	Participation in our other standard benefit programs, including the Long-Term Incentive Plan.

Mr. Richardson was also granted a one-time award of 20,000 stock-settled RSUs to offset compensation from his previous employer that he forfeited by accepting employment with PolyOne. The RSUs vest on the third anniversary of the grant date and are in all respects in accordance with the Amended 2010 Plan, as well as the specific terms and conditions approved by the Compensation Committee for the annual grants of RSUs made on February 15, 2013. Commencing in 2014, Mr. Richardson was eligible to participate in the Long-Term Incentive Plan, and was awarded a grant along with other participants in the Compensation Committee’s discretion.

With this compensation and benefits package, the Compensation Committee intended to provide Mr. Richardson with competitive compensation that emphasized equity and performance-based compensation elements to align his pay with shareholder interests. In reaching the terms of the offer letter for Mr. Richardson, the Compensation Committee considered market data, as well Mr. Richardson’s experience and the compensation arrangement that he would have to give up at his employer in accepting a position with PolyOne. This information was used to inform, not dictate, the Compensation Committee’s decision regarding pay. Ultimately, the pay levels and equity award reflected in his offer letter were, in the Compensation Committee’s judgment and based upon available information, a competitive pay package for Mr. Richardson’s position and experience and were not targeted or benchmarked at any particular level.

The Board believes that hiring Mr. Richardson was in the best interests of PolyOne and our shareholders, as he brings the experience and expertise that the Board considers essential to continuing PolyOne on a path towards growth and innovation. The Board determined, in its judgment, that the compensation levels, equity award and other terms of his offer were appropriate and necessary to attract and retain Mr. Richardson.

Executive Severance and Release Agreement with Former Executive

PolyOne and Mr. Diemer agreed that Mr. Diemer would step down from his position as Senior Vice President and Chief Financial Officer effective November 8, 2013. In conjunction with his departure, Mr. Diemer received the benefits that he was entitled to under the Executive Severance Plan and PolyOne and Mr. Diemer executed an executive severance agreement and release (the “Severance Agreement”). The compensation and benefits that Mr. Diemer received and the terms of the Severance Agreement are set forth in the “Potential Payments Upon Termination or Change of Control” section of this proxy statement.

Consulting Agreement with Former Executive

On November 5, 2013, PolyOne and Mr. Diemer executed a consulting agreement under which Mr. Diemer agreed to provide consulting services to PolyOne (the “Consulting Agreement”). In consideration for these consulting services, PolyOne modified specific RSUs granted to Mr. Diemer in 2012 and 2013, which would have otherwise been forfeited under the terms of the applicable grant agreements upon his separation from service. The terms of the Consulting Agreement are set

COMPENSATION

forth in the “Potential Payments Upon Termination or Change of Control” section of this proxy statement. The Compensation Committee believes, in its business judgment, that executing the Consulting Agreement is in the best interest of PolyOne to ensure a smooth transition of our finance and investor relations departments and maintain PolyOne’s focus on its operations.

Tax Considerations

Cash compensation, such as base salary and annual incentive compensation, is taxable to the recipient as ordinary income when earned, unless deferred under a company-sponsored deferral plan. Deferrals under Internal Revenue Code tax-qualified plans, such as a 401(k) plan, do not affect our current tax deduction. Deferrals under supplemental executive deferral plans delay our tax deduction until the deferred amount (and any accumulation thereon) is paid. Stock-settled SARs are generally taxable as ordinary income when exercised, RSUs are generally taxable as ordinary income when they vest, and cash-settled performance units are generally taxable when paid. We realize a tax deduction at those specified times. The Compensation Committee reviews potential tax implications before making decisions regarding compensation.

Management and the Compensation Committee are aware of Code Section 162(m) which generally limits the deductibility of executive pay in excess of one million dollars for certain Named Executive Officers, and which specifies the requirements for the “performance-based” pay exemption from this limit. The Compensation Committee generally intends for our incentive programs to qualify for the performance-based pay exemption. It also reserves the right to provide compensation that does not meet the exemption criteria if, in its sole discretion, it determines that doing so advances our business objectives.

Accounting Considerations

When reviewing preliminary recommendations and in connection with approving the terms of a given incentive plan period, senior management and the Compensation Committee review and consider the accounting implications of a given award, including the estimated expense and dilutive considerations. With consideration of the accounting treatment associated with an incentive plan design, senior management and the Compensation Committee may alter or modify the incentive award if the award (and the related accounting consequences) were to adversely affect our financial performance.

Executive Compensation Governance

Stock Ownership and Retention Guidelines. In order to better align the financial interests of our executives with those of our shareholders, we believe our executives should own a meaningful number of shares of PolyOne stock. We have adopted Guidelines specifying a minimum level of stock ownership for all executives, including all Named Executive Officers. In March 2014, we amended our Guidelines (which had previously been amended in December 2012) to more accurately reflect the market median multiple of salary for all of our executive officers, including our Named Executive Officers. This change was necessary due to significant stock price appreciation that had occurred since the prior amendment of the Guidelines.

The current Guidelines require all executives, including the Named Executive Officers, to retain 100% of all net shares obtained through PolyOne as compensation for services provided. This requirement will cease when the Guidelines have been met provided that an officer can only divest of a number of shares such that the Guidelines continue to be met. In general, shares counted toward required ownership include shares directly held, shares and phantom shares held in our retirement or deferral plans, RSUs and performance shares (if the applicable performance criteria are met). The specific levels of stock ownership for the Named Executive Officers are noted in the following table. Executives are expected to accumulate the specified shares within five years of their becoming subject to the Guidelines. These policies, as they relate to our Directors, are discussed in the “Stock Ownership Guidelines for Directors” section in this proxy statement.

COMPENSATION

Stock Ownership Guidelines

	Newlin(1)	Patterson(1)	Richardson(2)	Kedrowski	Smith
Stock Ownership Target (in shares)	125,000	65,000	45,000	30,000	20,000
Prorated Stock Ownership Target (in shares)	N/A	N/A	9,000	N/A	N/A
Multiple of Salary(3)	4.4	4.1	0.6	2.8	2.0
Total Share Ownership as of 3/1/14	504,591	242,756	34,046	261,679	137,827
Value of Total Share Ownership 3/1/14(3)	$18,705,188	$8,998,965	$1,262,085	$9,700,441	$5,109,247
Value of Share Ownership as a Multiple of Base Salary	17.8	15.4	2.4	24.3	13.4

(1)	Mr. Newlin will become subject to a different stock ownership target upon his retirement as President and Chief Executive Officer and assumption of the Executive Chairman role (62,500 shares). Mr. Patterson will become subject to a different stock ownership target upon his assumption of the President and Chief Executive Officer roles (125,000 shares).

(2)	Mr. Richardson has been with PolyOne less than five years and is not yet required to reach 100% of the Guidelines. The stock ownership target for Mr. Richardson has been reduced to reflect that he has been with PolyOne less than five years.

(3)	Calculated using PolyOne’s March 17, 2014 closing stock price of $37.07.

Timing with Respect to Equity Award Grants. We have adopted a policy with respect to the timing of the grant of equity awards, which provides that equity awards are granted pursuant to approval by the Board or the Compensation Committee or, pursuant to authority delegated by the Board or the Compensation Committee to the Chief Executive Officer. Such grants generally should be made at times when PolyOne is not in possession of material non-public information; and not made during a “blackout period,” which is the period of time that is in close proximity to the release of financial or material non-public information. The policy further provides that, to the extent practicable, annual grants to existing employees should be approved at regularly scheduled meetings and that the grant price for any stock option or SAR shall not be less than the fair market value of PolyOne’s common shares on the grant date (which is defined as the closing price of our common shares on the grant date).

Clawback Policy. We have adopted a policy that is consistent with the requirements of the Sarbanes-Oxley Act of 2002, which requires the Chief Executive Officer and Chief Financial Officer to reimburse us for any awards received during the twelve-month period following the release of financial results that subsequently require an accounting restatement due to material noncompliance with any financial reporting requirement if they are subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act. If necessary, we plan to modify our policy to comply with the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), when the SEC or NYSE implements rules and regulations.

Prohibition on Hedging or Pledging Our Securities

PolyOne’s trading policy currently provides that, consistent with our philosophy to encourage long-term investments, Directors, officers and certain other employees of PolyOne are prohibited from hedging or pledging our securities.

Executive Compensation

The following tables, narrative and footnotes discuss the compensation of our Named Executive Officers.

COMPENSATION

2013 Summary Compensation Table

The following table sets forth the compensation earned by, and the compensation opportunity granted to, our principal executive officer, our principal financial officers that served in such capacity in 2013, and our three other most highly compensated executive officers for 2013, during the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011, as applicable.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation (5) ($) (i)	Total ($) (j)
Stephen D. Newlin, Chairman, President and Chief Executive Officer	2013	1,040,846	-	3,812,040	1,483,710	4,649,890	161,443	285,550	11,433,479
	2012	978,846	-	1,519,440	1,611,627	4,081,699	1,273,625	274,428	9,739,665
	2011	946,538	-	1,285,508	1,282,148	4,088,859	520,514	237,119	8,360,686
Robert M. Patterson, Executive Vice President and Chief Operating Officer	2013	546,292	-	1,580,236	332,481	1,177,619	-	109,279	3,745,907
	2012	513,461	-	318,498	338,997	1,071,941	-	94,919	2,337,817
	2011	473,269	-	247,327	247,660	996,654	-	83,040	2,047,950
Bradley C. Richardson, Executive Vice President and Chief Financial Officer(1)	2013	50,000	-	606,400	-	56,485	-	3,250	716,135
Richard J. Diemer, Jr., Senior Vice President and Chief Financial Officer(2)	2013	403,788	-	988,995 (2)	175,446 (2)	-	-	1,466,840 (3)	3,035,069
	2012	339,635	-	537,100 (2)	185,500 (2)	381,885	-	102,706	1,546,826
Thomas J. Kedrowski, Executive Vice President, Global Operations and Process Improvement	2013	398,139	-	1,411,752	161,367	646,981	-	67,533	2,685,772
	2012	350,615	-	151,944	161,857	593,368	-	57,769	1,315,554
	2011	341,000	-	131,809	130,732	596,738	-	67,058	1,267,337
Kenneth M. Smith, Senior Vice President, Chief Information and Human Resources Officer	2013	370,769	-	521,154	148,371	629,618	0 (4)	79,723	1,749,635
	2012	359,615	-	151,944	161,857	612,645	249,773	77,626	1,613,461
	2011	350,769	-	131,809	130,732	617,187	158,619	75,030	1,464,146

(1)	Compensation for Mr. Richardson is provided only for 2013 as he was hired as our Executive Vice President and Chief Financial Officer in November 2013.

(2)	Compensation for Mr. Diemer is provided only for 2012 and 2013 because he was not a Named Executive Officer in 2011. Mr. Diemer’s 2013 Stock Awards (column (e)) includes a one-time grant of 2,500 RSUs awarded in conjunction with Mr. Diemer’s contributions to the Spartech acquisition (which was later modified and a portion forfeited). This grant is described more fully in the narrative following the 2013 Grants of Plan-Based Awards table and in the “Compensation Discussion and Analysis — Analysis of 2013 Compensation Decisions and Actions — Long-Term Incentive — Awards Granted in 2013 — One-Time Awards of Restricted Stock Units” section of this proxy statement.

In connection with the Consulting Agreement, PolyOne modified certain RSUs previously granted to Mr. Diemer in 2012 and 2013, which would have otherwise been forfeited under the terms of the applicable grant agreements. The incremental value of the modified RSUs as reported in Mr. Diemer’s 2013 Stock Awards is $753,270. The modified awards and details regarding their value are set forth in the 2013 Grants of Plan-Based Awards table of this proxy statement and in its accompanying footnotes. In addition, pursuant to FASB ASC Topic 718, Mr. Diemer forfeited $537,100 in reported value of his 2012 and $235,725 in reported value of his 2013 RSUs upon his separation from service pursuant to the terms of his applicable grant agreements, which amounts have not been deducted from the amounts appearing in column (e) above.

In addition, Mr. Diemer forfeited all unvested SARs and cash-settled performance units pursuant to the terms of his applicable grant agreements. Thus, the amounts reported in column (f) of the Summary Compensation Table do not reflect the amounts Mr. Diemer actually received as he forfeited $175,446 (2013) and $124,900 (2012) of his SARs awards.

COMPENSATION

(3)	See the “Potential Payments Upon Termination or Change of Control” section of this proxy statement for a discussion of amounts paid to Mr. Diemer as a result of his separation from service.

(4)	The aggregate change in the actuarial present value of Mr. Smith’s accumulated benefits under the Qualified Pension Plan and the Benefits Restoration plan decreased between December 31, 2012 and December 31, 2013 in the amount of $70,384. Therefore, the amount reported for Mr. Smith in column (h) for 2013 is reflected as zero.

(5)	Amounts reported in this column for 2012 and 2011 have been restated to remove dividend equivalents earned on outstanding RSU awards, as dividends are included in the grant date fair value of the award.

Bonus (column (d))

No amounts are reported in this column because PolyOne paid annual incentives to the Named Executive Officers based upon pre-determined performance metrics. These payments, which were made under the PolyOne’s Annual Plan, are reported in the “Non-Equity Incentive Plan Compensation” column (column (g)).

Stock Awards (column (e))

The amounts reported in the “Stock Awards” column include, for 2013, time-vested stock-settled RSUs and performance shares that were granted to the Named Executive Officers, including special one-time RSU and performance share awards granted to specific Named Executive Officers as described in the “Analysis of 2013 Compensation Decisions and Actions” section of the CD&A.

The amounts reported represent the aggregate grant date fair value of those stock awards determined pursuant to FASB ASC Topic 718. Accordingly, this column includes amounts for awards that have not yet vested, as well as for awards that were later cancelled (such as upon an executive’s separation from service). For information regarding the assumptions used in determining the fair value of these awards, please refer to Note 15, Share-Based Compensation, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. These grants are described more fully in the “Compensation Discussion and Analysis — Analysis of 2013 Compensation Decisions and Actions — Long-Term Incentive — Awards Granted in 2013 — ‘Restricted Stock Units,’ ‘One-Time Awards of Restricted Stock Units’ and ‘Performance Shares’” sections of this proxy statement.

PolyOne cautions that the amounts reported for these awards may not represent the amounts that the Named Executive Officers will actually realize from these awards. To what extent a Named Executive Officer realizes value will depend on our stock price and continued employment. The value actually received upon a release of RSUs to the Named Executive Officers in 2013 is reflected in the 2013 Option Exercises and Stock Vested table of this proxy statement.

Option Awards (column (f))

The amounts reported in the “Option Awards” column include, for 2013, stock-settled SARs with time and performance based vesting requirements that were granted in 2013 to the Named Executive Officers under our Amended 2010 Plan. The amounts reported for 2013 represent the grant date fair value of the SARs granted to each of the Named Executive Officers, calculated in accordance with FASB ASC Topic 718. Accordingly, this column includes amounts for awards that have not yet vested, as well as for awards that were later cancelled (such as upon an executive’s separation from service). For information regarding the assumptions used in determining the fair value of these awards, please refer to Note 15, Share-Based Compensation, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. These grants are described more fully in the narrative following the 2013 Grants of Plan-Based Awards table and in the “Compensation Discussion and Analysis — Analysis of 2013 Compensation Decisions and Actions — Long-Term Incentive — Awards Granted in 2013 — Stock-Settled Stock Appreciation Rights” section of this proxy statement.

PolyOne cautions that the amounts reported for these awards may not represent the amounts that the Named Executive Officers will actually realize from the awards. To what extent a Named Executive Officer realizes value will depend on our stock price and continued employment. The value actually received upon exercise of SARs by the Named Executive Officers in 2013 is reflected in the 2013 Option Exercises and Stock Vested table of this proxy statement.

COMPENSATION

Non-Equity Incentive Plan Compensation (column (g))

The amounts reported in the “Non-Equity Incentive Plan Compensation” column for 2013 include amounts earned by each Named Executive Officer under the 2013 Annual Plan (and paid in February 2014), and cash-settled performance units granted on February 16, 2011 under the 2011 — 2013 Long-Term Incentive Plan (and paid in February 2014). The terms of the Annual Plan are described more fully in the narrative following the 2013 Grants of Plan-Based Awards table and in the “Compensation Discussion and Analysis — Analysis of 2013 Compensation Decisions and Actions — Annual Incentive” section of this proxy statement. The terms of the 2011 — 2013 Long-Term Incentive Plan cash-settled performance units are described more fully in the narrative following the “Compensation Discussion and Analysis — Analysis of 2013 Compensation Decisions and Actions — Awards Granted in Prior Years” section of this proxy statement. The amounts earned by the Named Executive Officers under each plan are listed below.

Name	Annual Plan ($)	Cash-Settled Performance Units ($)	Total ($)
S.D. Newlin	1,989,890	2,660,000	4,649,890
R.M. Patterson	664,619	513,000	1,177,619
B.C. Richardson	56,485	-	56,485
R.J. Diemer, Jr.	-	-	-
T.J. Kedrowski	380,581	266,400	646,981
K.M. Smith	354,418	275,200	629,618

Change in Pension Value and Nonqualified Deferred Compensation Earnings (column (h))

The amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column for 2013 are comprised entirely of changes in pension values between December 31, 2012 and December 31, 2013.

Mr. Newlin is entitled to a supplemental retirement benefit under his employment agreement, as described more fully in the “Compensation Discussion and Analysis — Analysis of 2013 Compensation Decisions and Actions — Retirement Benefits” section of this proxy statement. The amount listed for him for 2013 represents the aggregate change in actuarial present value (determined by subtracting the December 31, 2012 actuarial present value from the December 31, 2013 actuarial present value) of the annual benefit payment that will be payable as a 15-year certain and continuous life annuity beginning at age 61 and assumes that Mr. Newlin has a Qualifying Separation from Service as that term is defined herein.

Mr. Smith participates in the Qualified Pension Plan and the Benefit Restoration Plan that existed prior to PolyOne’s formation in 2000 through the consolidation of Geon and M.A. Hanna. The amount listed for him represents the aggregate change in actuarial present value (determined by subtracting the December 31, 2012 actuarial present value from the December 31, 2013 actuarial present value) of Mr. Smith’s accumulated benefits under the Qualified Pension Plan and the Benefit Restoration Plan. For 2013, the aggregate change in the actuarial present value of Mr. Smith’s accumulated benefits under the Qualified Pension Plan and the Benefits Restoration plan decreased between December 31, 2012 and December 31, 2013 in the amount of $70,384. Therefore, the amount reported for Mr. Smith in column (h) for 2013 is reflected as zero.

All Other Compensation (column (i))

The amounts reported in the “All Other Compensation” column for 2013 reflect, for each Named Executive Officer, the sum of (1) the amounts contributed by PolyOne to the Qualified Savings Plan and the PolyOne Supplemental Retirement Benefit Plan, which are calculated on the same basis for all participants, including the Named Executive Officers, (2) limited tax gross-ups, (3) amounts paid or accrued relating to a Named Executive Officer’s separation from service; and (4) the incremental cost to PolyOne of all other executive benefits that are required to be reported by SEC rules. The material provisions of the Qualified Savings Plan and the PolyOne Supplemental Retirement Benefit Plan are described under the narrative following the 2013 Pension Benefits table section of this proxy statement.

COMPENSATION

The narrative following the table describes these components of All Other Compensation:

Name	Company Contributions to Qualified Savings Plan ($)	Company Contributions to PolyOne Supplemental Retirement Benefit Plan ($)	Tax Gross-ups ($)	Payments Upon Separation from Service ($)	Other Benefits ($)
S.D. Newlin	16,575	182,237	17,645	-	69,093
R.M. Patterson	16,575	62,715	4,686	-	25,303
B.C. Richardson	-	3,250	-	-	-
R.J. Diemer, Jr.	16,575	34,494	-	1,405,162	10,609
T.J. Kedrowski	16,575	25,198	-	-	25,760
K.M. Smith	16,575	31,618	-	-	31,530

Company Contributions to Qualified Savings Plan. PolyOne makes matching contributions on behalf of all employees, including the Named Executive Officers, in accordance with the Qualified Savings Plan.

Company Contributions to PolyOne Supplemental Retirement Benefit Plan. PolyOne makes matching contributions on behalf of all eligible participants, including the Named Executive Officers, under the PolyOne Supplemental Retirement Benefit Plan. PolyOne also makes a retirement contribution in an amount equal to 2% of eligible earnings.

Tax Gross-ups. PolyOne provides a reimbursement for taxes incurred when a spouse/guest travels for business purposes as it is sometimes necessary for spouses to accompany the executives to business functions. These taxes are incurred because of the Internal Revenue Service’s rules governing business travel by spouses/guests and PolyOne reimburses the associated taxes.

Payments Upon Separation from Service. The amounts in this column represent severance related payments that Mr. Diemer received upon his separation from service pursuant to the Executive Severance Plan: $910,000 representing 24 months of salary continuation, a payment equal to the amount calculated under the Annual Plan as earned in 2013 of $421,071 (which was paid in 2014 at the same time as all Named Executive Officer Annual Plan payments), a payment of $17,500 for accrued but unused vacation, 24 months of accrued post-separation medical, vision and dental coverage reimbursements totaling $48,291 and accrued post-separation outplacement services totaling $8,300. The terms and conditions of Mr. Diemer’s separation from service are further described in the “Potential Payments upon Termination or Change of Control” section of this proxy statement.

Other Benefits. Certain additional limited benefits are made available to executives, including the Named Executive Officers. The aggregate incremental value of those benefits is included for each Named Executive Officer in the “All Other Compensation” column of the Summary Compensation Table, but the individual values for each item are not required to be disclosed under SEC rules because none exceeded the greater of $25,000 or 10% of the total amount of personal benefits for each Named Executive Officer. In general, these benefits include a nominal benefit allowance and taxable reimbursement to the Named Executive Officers for financial planning (used by each Named Executive Officer except Mr. Richardson) and reimbursement for the incremental value of spouse/guest travel expenses (used by Messrs. Newlin and Patterson). PolyOne also makes available executive physicals to all Named Executive Officers (used by Messrs. Newlin, Patterson and Smith). Finally, Global CARE (Critical Care Air Rescue and Evacuation) Insurance, which provides supplemental medical services and medical transportation related to business travel, is provided to all Named Executive Officers.

COMPENSATION

2013 Grants of Plan-Based Awards

Name (a)	Grant Date (b-1)	Grant Approval Date (b-2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (h)		Exercise or Base Price of Option Awards ($/Sh) (i)	Grant Date Fair Value of Stock and Option/ SAR Awards ($) (j)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)
S.D. Newlin			572,466	1,144,931	2,289,862
	2/15/2013	2/15/2013	551,250	1,102,500	2,205,000
	2/15/2013	2/15/2013				45,667	137,000	(1)			23.08	1,483,710
	2/15/2013	2/15/2013							63,000	(3)		1,454,040
	3/8/2013	3/7/2013							100,000	(4)		2,358,000
R.M. Patterson			191,203	382,405	764,810
	2/15/2013	2/15/2013	123,975	247,950	495,900
	2/15/2013	2/15/2013				10,233	30,700	(1)			23.08	332,481
	3/13/2013	12/19/2012					25,000	(2)				626,250
	2/15/2013	2/15/2013							14,200	(3)		327,736
	3/13/2013	12/19/2012							25,000	(5)		626,250
B.C. Richardson			16,250	32,500	65,000
	11/11/2013	11/1/2013							20,000	(7)		606,400
R.J. Diemer, Jr.			121,137	242,273	484,546
	2/15/2013	2/15/2013	65,250	130,500	261,000
	2/15/2013	2/15/2013				5,400	16,200	(1)			23.08	175,446
	2/15/2013	2/15/2013							7,500	(3)		173,100
	3/13/2013	12/19/2012							2,500	(5)		62,625
	11/11/2013	11/5/2013							16,986	(6)		515,016
	11/11/2013	11/5/2013							5,622	(6)		170,459
	11/11/2013	11/5/2013							1,678	(6)		50,877
	11/11/2013	11/5/2013							558	(6)		16,919
T.J. Kedrowski			109,488	218,976	437,952
	2/15/2013	2/15/2013	60,000	120,000	240,000
	2/15/2013	2/15/2013				4,967	14,900	(1)			23.08	161,367
	3/13/2013	12/19/2012					25,000	(2)				626,250
	2/15/2013	2/15/2013							6,900	(3)		159,252
	3/13/2013	12/19/2012							25,000	(5)		626,250
K.M. Smith			101,962	203,923	407,846
	2/15/2013	2/15/2013	54,750	109,500	219,000
	2/15/2013	2/15/2013				4,567	13,700	(1)			23.08	148,371
	2/15/2013	2/15/2013							6,300	(3)		145,404
	3/13/2013	12/19/2012							15,000	(5)		375,750

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (columns (c), (d) and (e))

The amounts located in the first row for each Named Executive Officer represent the cash-based award opportunities granted to the Named Executive Officer in 2013 under the Annual Plan. The actual amount earned for 2013 is included in the “Non-Equity Incentive Plan Compensation” column (column (g)) of the 2013 Summary Compensation Table of this proxy statement.

The amounts located in the second row for each Named Executive Officer represent the cash-settled performance units granted in 2013 to the Named Executive Officer under the Amended 2010 Plan as part of the February 15, 2013 annual Long-Term Incentive Plan award. Each performance unit is equal in value to $1.00. These cash-settled performance units are subject to achieving specified performance goals over the performance period from January 1, 2013 to December 31,

COMPENSATION

2015. The cash-settled performance units will be paid in cash, if earned, contingent upon the Named Executive Officer remaining in continuous employment through the payment date, which shall be in 2016.

For purposes of both of these incentive awards, we established threshold, target and maximum goals. Participants will earn, for the applicable performance period: (1) 100% for the target award upon attainment of the target performance level; (2) 50% of the target award upon attainment of the “threshold” performance level or (3) 200% of the target award upon attainment of the “maximum” (or greater) performance level. If final performance falls between the threshold and target or between target and maximum, earned award amounts will be interpolated. If threshold performance is not achieved, then no award will be paid to the participants.

Estimated Future Payouts Under Equity Incentive Plan Awards (columns (f) and (g))

(1)	Stock Appreciation Rights. These amounts represent stock-settled Stock Appreciation Rights granted to the Named Executive Officers on February 15, 2013 as part of our annual Long-Term Incentive award under the Amended 2010 Plan. The SARs initially vest in one-third increments upon attaining each of the following stock price hurdles for thirty consecutive trading days: 10%, 15% and 20% increase respectively, over the initial grant date closing stock price of $23.08. All of the stock price hurdles were achieved in 2013. The SARs are also subject to time-based vesting, which lapses in one-third increments on each of the first three anniversaries of the grant date, generally subject to the officer’s continued employment and have an exercise term of ten years.

“Threshold” refers to the minimum number of shares underlying the SAR award that will vest upon reaching the threshold level of performance, which is satisfaction of the first stock price hurdle. Threshold equates to vesting in one-third of the SAR award. If threshold performance is not attained, then the participant will not vest in any of the SARs for the 2013 award. “Target” refers to the number of shares underlying the SARs that will vest upon satisfaction of all of the stock price hurdles under the 2013 grant. The SARs do not have a “maximum” level of attainment as a participant cannot receive SARs in excess of the initial award.

(2)	Performance Shares. These amounts represent a one-time grant of performance shares awarded on March 13, 2013 under the Amended 2010 Plan. The performance shares were intended to recognize Messrs. Patterson and Kedrowski’s significant contributions with regard to the Spartech acquisition and its continued successful integration with PolyOne.

The performance shares will be earned contingent upon the achievement of the Synergy Goal resulting from PolyOne’s acquisition of Spartech. If the Synergy Goal is achieved, then the performance shares shall become non-forfeitable and fully vested on March 31, 2016. The Synergy Goal is defined as PolyOne’s achievement on or prior to March 31, 2016 of at least $65 million in collective run-rate synergies attributable to PolyOne’s acquisition of Spartech. Calculating whether the Synergy Goal has been achieved shall be consistent with the calculation used by PolyOne to communicate publicly the synergies achieved from March 31, 2013 through March 31, 2016 as a result of the Spartech acquisition. There is no threshold or maximum award, as the performance shares provide for a single payout, which is reported as the “target” payout. Assuming the Synergy Goal is achieved, the performance shares will be distributed upon vesting. The performance shares have dividend equivalent rights that entitle the grantee to dividend equivalents on each share of our common stock underlying the award equal to the dividend per share declared and paid on our issued and outstanding shares of common stock. The dividend equivalent rights are subject to the same restrictions as the underlying performance shares.

All Other Stock Awards: Number of Shares of Stock or Units (RSUs) (column (h))

(3)	Annual Grant of RSUs. These amounts represent stock-settled RSUs granted to the Named Executive Officers on February 15, 2013 as part of our annual Long-Term Incentive award under the Amended 2010 Plan. The RSUs vest on the third anniversary of the grant date. For Mr. Diemer, this award was modified and a portion was forfeited. The actual award retained by Mr. Diemer following his separation from service is described in footnote (6) to the 2013 Grants of Plan-Based Awards table. The RSUs have dividend equivalent rights that entitle the grantee to dividend equivalents on each share of our common stock underlying the award equal to the dividend per share declared and paid on our issued and outstanding shares of common stock. The dividend equivalent rights are subject to the same restrictions as the underlying RSUs.

COMPENSATION

(4)	One-Time Grant of RSUs for Extraordinary Performance. This amount includes a one-time grant under the Amended 2010 Plan of 100,000 stock-settled RSUs awarded in order to reward Mr. Newlin’s extraordinary performance since he joined PolyOne in 2006. The RSUs vest on the third anniversary of the grant date. Other conditions of this grant are similar to the RSU grants made on February 15, 2013, with the exception of the vesting provisions relating to Mr. Newlin’s retirement or upon his Qualifying Separation from Service (as that term is defined in this proxy statement). This grant is described more fully in the narrative following the 2013 Grants of Plan-Based Awards table and in the “Compensation Discussion and Analysis — Analysis of 2013 Compensation Decisions and Actions — Long-Term Incentive — Awards Granted in 2013 — One-Time Awards of Restricted Stock Units” section of this proxy statement.

(5)	One-Time Grant of RSUs in Connection with PolyOne’s Acquisition of Spartech. These amounts represent stock-settled RSUs granted to Named Executive Officers under the Amended 2010 Plan in order to recognize their significant contributions with regard to PolyOne’s acquisition of Spartech. For Mr. Diemer, this award was later modified and a portion forfeited following his separation from service. The RSUs vest on the third anniversary of the grant date and are in all respects in accordance with the Amended 2010 Plan, as well as the specific terms and conditions approved by the Compensation Committee for the annual grants of RSUs made on February 15, 2013. These grants are described in detail in the narrative following the 2013 Grants of Plan-Based Awards table and in the “Compensation Discussion and Analysis — Analysis of 2013 Compensation Decisions and Actions — Long-Term Incentive — Awards Granted in 2013 — One-Time Awards of Restricted Stock Units” section of this proxy statement.

(6)	Award Modification in Connection with Consulting Agreement. These amounts represent modified RSUs previously provided to Mr. Diemer, which modifications were made in consideration for consulting services provided to PolyOne under the Consulting Agreement. The modified RSUs represent a prorated portion of the following RSUs awarded to Mr. Diemer in 2012 and 2013: 16,986 of the RSUs originally granted on March 8, 2012, 5,622 of the RSUs originally granted on July 16, 2012, 1,678 of the RSUs originally granted on February 15, 2013; and 558 of the RSUs originally granted on March 13, 2013. The proration was based upon the period of time that Mr. Diemer was employed by PolyOne from the original grant date of the award through his last day of employment. The awards continue to vest in full on the third anniversary of their original grant date. Details regarding the modification of the RSUs are set forth in the “Potential Payments Upon Termination or Change of Control – Consulting Agreement” section of this proxy statement.

A substantial portion of Mr. Diemer’s unvested Long-Term Incentive Plan awards were forfeited as a result of his separation from service under the terms of his applicable grant agreements. For detail regarding the Long-Term Incentive Plan awards that Mr. Diemer forfeited, see footnote (2) to the 2013 Summary Compensation Table of this proxy statement.

(7)	One-Time Grant of RSUs in Connection with Employment with PolyOne. These amounts represent a one-time grant to Mr. Richardson under the Amended 2010 Plan of 20,000 stock-settled RSUs awarded to offset compensation from his previous employer that he forfeited by accepting employment with PolyOne. The RSUs vest on the third anniversary of the grant date and are in all respects in accordance with the Amended 2010 Plan, as well as the specific terms and conditions approved by the Compensation Committee for the annual grants of RSUs made on February 15, 2013, which are set forth in the footnotes of the 2013 Grants of Plan-Based Awards table of this proxy statement.

Exercise or Base Price of Option Awards (column (i))

In setting the base price of these SARs, we followed the practice of using the closing price on the grant date. This practice is in compliance with the Amended 2010 Plan.

Grant Date Fair Value of Stock and Option Awards (column (j))

The amounts in this column represent the grant date fair value of each equity-based award, computed in accordance with FASB ASC Topic 718. For information regarding the assumptions used in determining the fair value of an award, please refer to Note 15, Share-Based Compensation, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

COMPENSATION

Narrative Disclosure Relating to the 2013 Summary Compensation Table and the 2013 Grants of Plan-Based Awards

Employment Agreements

We do not have employment agreements with any of our Named Executive Officers, except for Mr. Newlin. Mr. Newlin’s employment agreement is described in detail in the “Compensation Discussion and Analysis — Employment Agreements with Named Executive Officers” and the “Potential Payments upon Termination or Change of Control” sections of this proxy statement.

Severance Agreement with Named Executive Officer

PolyOne and Mr. Diemer agreed that Mr. Diemer would step down from his position as Senior Vice President and Chief Financial Officer effective November 8, 2013. The compensation and benefits Mr. Diemer received and other terms and conditions of his separation from service are set forth in the “Potential Payments Upon Termination or Change of Control” section of this proxy statement. Except for the RSUs modified in accordance with the Consulting Agreement, Mr. Diemer forfeited all unvested awards under the Long-Term Incentive Plan. For details regarding the modified awards, see the description in footnote (6) to the 2013 Grants of Plan-Based Awards table of this proxy statement. For details regarding the awards that were forfeited, see footnote (2) to the 2013 Summary Compensation Table of this proxy statement.

Consulting Agreement with Named Executive Officer

On November 5, 2013, Mr. Diemer executed the Consulting Agreement under which he agreed to provide consulting services for a period of eighteen months beginning on November 11, 2013. In consideration for these consulting services, PolyOne modified certain RSUs previously granted to him, which would have otherwise been forfeited under the terms of the applicable grant agreements. The value of the modified awards, determined in accordance with FASB ASC 718, was $753,270 and is reflected in the 2013 Summary Compensation Table and the 2013 Grants of Plan-Based Awards table of this proxy statement. For details regarding the modified awards, see the description in footnote (6) to the 2013 Grants of Plan-Based Awards table of this proxy statement.

COMPENSATION

Outstanding Equity Awards at 2013 Fiscal Year-End

Name (a)	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (j)
S.D. Newlin	-	-	-	-	-	89,755 (1)	3,172,839	-	-
	-	-	-	-	-	106,238 (2)	3,755,513	-	-
	-	-	-	-	-	63,582 (3)	2,247,624	-	-
	-	-	-	-	-	100,667 (4)	3,558,578	-	-
	-	52,633 (9)	-	14.81	2/16/2021	-	-	-	-
	-	154,667 (10)	-	14.61	2/14/2022	-	-	-	-
	-	137,000 (11)	-	23.08	2/15/2023	-	-	-	-
R.M. Patterson	-	-	-	-	-	17,268 (1)	610,424	-	-
	-	-	-	-	-	22,269 (2)	787,209	-	-
	-	-	-	-	-	14,331 (3)	506,601	-	-
	-	-	-	-	-	25,167 (5)	889,653	-	-
	-	-	-	-	-	-	-	25,167 (8)	889,653
	20,333 (9)	10,167 (9)	-	14.81	2/16/2021	-	-	-	-
	16,267 (10)	32,533 (10)	-	14.61	2/14/2022	-	-	-	-
	-	30,700 (11)	-	23.08	2/15/2023	-	-	-	-
B.C. Richardson	-	-	-	-	-	20,047 (6)	708,661	-	-
R.J. Diemer, Jr.	-	-	-	-	-	17,026 (7)	601,869	-	-
	-	-	-	-	-	5,635 (7)	199,197	-	-
	-	-	-	-	-	1,682 (7)	59,459	-	-
	-	-	-	-	-	559 (7)	19,761	-	-
T.J. Kedrowski	-	-	-	-	-	9,203 (1)	325,326	-	-
	-	-	-	-	-	10,624 (2)	375,558	-	-
	-	-	-	-	-	6,964 (3)	246,177	-	-
	-	-	-	-	-	25,167 (5)	889,653	-	-
	-	-	-	-	-	-	-	25,167 (8)	889,653
	-	5,367 (9)	-	14.81	2/16/2021	-	-	-	-
	-	15,533 (10)	-	14.61	2/14/2022	-	-	-	-
	-	14,900 (11)	-	23.08	2/15/2023	-	-	-	-
K.M. Smith	-	-	-	-	-	9,203 (1)	325,326	-	-
	-	-	-	-	-	10,624 (2)	375,558	-	-
	-	-	-	-	-	6,358 (3)	224,755	-	-
	-	-	-	-	-	15,100 (5)	533,785	-	-
	10,733 (9)	5,367 (9)	-	14.81	2/16/2021	-	-	-	-
	7,767 (10)	15,533 (10)	-	14.61	2/14/2022	-	-	-	-
	-	13,700 (11)	-	23.08	2/15/2023	-	-	-	-

(1)	Represents stock-settled RSUs that were granted on February 16, 2011 and vest in full on the third anniversary of the grant date. The RSUs include shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate.
(2)	Represents stock-settled RSUs that were granted on February 14, 2012 and vest in full on the third anniversary of the grant date. The RSUs include shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate.
(3)	Represents stock-settled RSUs that were granted on February 15, 2013 and vest in full on the third anniversary of the grant date. The RSUs include shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate.

COMPENSATION

(4)	Represents a one-time stock-settled RSU award that was granted on March 8, 2013 to reward Mr. Newlin’s extraordinary performance since he joined PolyOne in 2006. The award vests in full on the third anniversary of the grant date. The award includes shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate.
(5)	Represents stock-settled RSUs that were granted on March 13, 2013 to Named Executive Officers under the Amended 2010 Plan in order to recognize their significant contributions with regard to PolyOne’s acquisition of Spartech and its continued integration into PolyOne. The RSUs vest in full on the third anniversary of the grant date. The awards include shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate.
(6)	Represents a one-time award of 20,000 stock-settled RSUs granted on November 11, 2013. The RSUs vest in full on the third anniversary of the grant date. The RSUs include shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate.
(7)	Represents modified stock-settled RSUs previously provided to Mr. Diemer, such modifications were made as consideration for services provided under the Consulting Agreement. The terms of the modification are set forth in the narrative to the “Potential Payments Upon Termination or Change of Control – Severance Agreement” section of this proxy statement. The modified RSUs include shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate and vest in full on the third anniversary of the original grant date. See the “Potential Payments Upon Termination or Change of Control” section of this proxy statement for more information about the modified awards for Mr. Diemer as a result of his separation from service.
(8)	Represents a one-time grant of performance shares on March 13, 2013 under the Amended 2010 Plan. The performance shares were intended to recognize Messrs. Patterson and Kedrowski’s significant contributions with regard to PolyOne’s acquisition of Spartech and its continued integration into PolyOne. The performance shares will be earned contingent upon the achievement of the Synergy Goal resulting from the acquisition, as set forth in the footnotes of the 2013 Grants of Plan-Based Awards table of this proxy statement. If the Synergy Goal is achieved, then the performance shares vest in full on March 31, 2016. The awards include shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate.
(9)	Represents stock-settled SARs granted on February 16, 2011 that vest in one-third increments on each of the first three anniversaries of the grant date.
(10)	Represents stock-settled SARs granted on February 14, 2012 that vest in increments upon the attainment of target prices (based on PolyOne’s minimum stock price and sustained for thirty consecutive trading days) for our common shares as follows: one-third at $16.07; one-third at $16.80; and one-third at $17.53. The stock price hurdles were achieved in 2012. The SARs are now subject to time-based vesting that lapse in one-third increments on each of the first three anniversaries of the grant date.
(11)	Represents stock-settled SARs granted on February 15, 2013 that vest in increments upon the attainment of target prices (based on PolyOne’s minimum stock price and sustained for thirty consecutive trading days) for our common shares as follows: one-third at $25.39; one-third at $26.54; and one-third at $27.70. The stock price hurdles were achieved in 2013. The SARs are now subject to time-based vesting that lapse in one-third increments on each of the first three anniversaries of the grant date.

Number of Securities Underlying Unexercised Options (#) Exercisable (column (b))

This column shows the fully vested and exercisable SARs held by the Named Executive Officers as of December 31, 2013.

Number of Securities Underlying Unexercised Options (#) Unexercisable (column (c))

This column shows the unvested and unexercisable SARs held by the Named Executive Officers as of December 31, 2013.

Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (column (d))

There are no shares underlying unexercised SARs awarded under any equity incentive plan that have not been earned.

Option Exercise Price (column (e))

This column shows the base price for each SAR reported in column (b) and (c).

COMPENSATION

Option Expiration Date (column (f))

This column shows the expiration dates for each SAR reported in columns (b) and (c).

Number of Shares or Units of Stock That Have Not Vested (column (g))

This column shows the unvested RSUs held by the Named Executive Officers as of December 31, 2013. The RSUs have dividend equivalent rights that entitle the grantee to dividend equivalents on each share of our common stock underlying the award equal to the dividend per share declared and paid on our issued and outstanding shares of common stock. The amounts in this column include all dividend equivalents declared in 2011 through 2013 attributable to the awards (including the 4th quarter dividend declared on December 2, 2013, to shareholders of record on December 17, 2013, which was paid on January 9, 2014).

Market Value of Shares or Units of Stock That Have Not Vested (column (h))

The market value is determined based on the closing market price of our common shares on December 31, 2013 ($35.35).

Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (column (i))

This column shows the performance shares held by the Named Executive Officers as of December 31, 2013 that have not vested and have not been earned. The performance shares have dividend equivalent rights that entitle the grantee to dividend equivalents on each share of our common stock underlying the award equal to the dividend per share declared and paid on our issued and outstanding shares of common stock. The amounts in this column include all dividend equivalents declared in 2013 attributable to the awards (including the 4th quarter dividend declared on December 2, 2013, to shareholders of record on December 17, 2013, which was paid on January 9, 2014).

Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (column (j))

The market value is determined based on the closing market price of our common shares on December 31, 2013 ($35.35).

2013 Option Exercises and Stock Vested

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
S.D. Newlin	255,300	4,048,607	124,077	2,863,709
R.M. Patterson	63,000	1,359,370	24,590	567,539
B.C. Richardson	-	-	-	-
R.J. Diemer, Jr.	10,000	175,200	-	-
T.J. Kedrowski	21,200	272,174	13,831	319,241
K.M. Smith	8,067	137,946	13,831	319,241

Option Awards (columns (b) and (c))

Column (b) reports exercises of stock options and SARs during 2013 on an aggregate basis. The value realized on exercise (column (c)) was computed by determining the difference between the market price of the underlying securities at exercise and the exercise price of the options or SARs. All of Mr. Newlin’s transactions involved SARs that were exercised pursuant to a trading plan established under Rule 10b5-1 of the Exchange Act.

Stock Awards (columns (d) and (e))

Column (d) reports the vesting and release of RSUs during 2013 on an aggregate basis. All of the stock awards that vested and were released in 2013 were granted on February 17, 2010 and released on February 17, 2013. The amounts in this column include shares awarded through the dividend equivalent right feature of the Amended 2010 Plan, which have also been reported in the “All Other Compensation” column of the 2013 Summary Compensation Table of this proxy

COMPENSATION

statement. The value realized on release (column (e)) was computed by multiplying the number of vested RSUs, including the corresponding dividend equivalent rights, by the closing market price of the underlying securities on the trading day prior to the vesting date, in accordance with the Amended 2010 Plan.

2013 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
S.D. Newlin	Supplemental retirement benefit under employment agreement	-	7,352,379(1)	-
R.M. Patterson	N/A	-	-	-
B.C. Richardson	N/A	-	-	-
R.J. Diemer, Jr.	N/A	-	-	-
T.J. Kedrowski	N/A	-	-	-
K.M. Smith	PolyOne Merged Pension Plan The Geon Company Section 401(a)(17) Benefit Restoration Plan	17.4 17.4	630,963(2)(3) 804,082(2)(4)	- -

(1)	Although lump-sum payments are not allowed under the terms of the arrangement, the Present Value of Accumulated Benefit shown above for Mr. Newlin is the lump-sum value as of December 31, 2013 of the annual benefit payment earned as of December 31, 2013 that will be payable under Mr. Newlin’s employment agreement, as amended and restated as of July 16, 2008, providing for a 15-year certain and continuous life annuity beginning at age 61. The assumptions used to determine the lump-sum value are a discount rate of 4.88% and a post-retirement mortality using the 2014 static annuitant table described in Internal Revenue Service Regulation §1.430(h)(3). No pre-retirement decrements are assumed.

(2)	Although lump-sum payments are not allowed under either plan, the Present Value of Accumulated Benefit shown above for Mr. Smith is the lump-sum value as of December 31, 2013 of the monthly pension benefit earned as of December 31, 2013 that would be payable under that plan for Mr. Smith’s life beginning at age 62 (the earliest age prior to the normal retirement age of 65 when benefits can commence unreduced for early retirement). The assumptions used to determine the lump-sum value are a discount rate of 4.88% and a post-retirement mortality using the 2014 static annuitant table described in Internal Revenue Service Regulation §1.430(h)(3). No pre-retirement decrements are assumed.

(3)	Mr. Smith’s Present Value of Accumulated Benefit includes four additional years of pension service. Without the four additional years of pension service, the Present Value of Accumulated Benefit would have been $486,096 instead of the $630,963 shown in the table. Subsequent earnings under the qualified and nonqualified plan were frozen effective March 20, 2009.

(4)	Mr. Smith’s Present Value of Accumulated Benefit includes four additional years of pension service. Without the four additional years of pension service, the Present Value of Accumulated Benefit would have been $619,470 instead of the $804,082 in the table. Subsequent earnings under the qualified and nonqualified plan were frozen effective March 20, 2009.

Mr. Smith is eligible, along with certain other employees, to receive pension payments under the Qualified Pension Plan, as well as the Benefit Restoration Plan. These plans existed prior to our formation in 2000 through the consolidation of Geon and M.A. Hanna and generally benefited all nonunion employees of Geon.

The Benefit Restoration Plan provides benefits that are in addition to those offered under the Qualified Pension Plan. Benefits are calculated under a formula similar to that of the Qualified Pension Plan, but without the compensation and benefit limits imposed by the Internal Revenue Code. The benefits under the Benefit Restoration Plan are offset by benefits

COMPENSATION

provided under the Qualified Pension Plan. The Qualified Pension Plan makes available a pension that is paid from funds in trust provided through contributions by us. Any pension benefit provided under the Benefit Restoration Plan is paid from our general assets.

The amount of Mr. Smith’s pension depends on a number of factors including monthly Final Average Earnings (“FAE”) and years of benefit service to us (“Benefit Service”). FAE is determined based on the highest four consecutive calendar years of an employee’s earnings. Earnings include salary, overtime pay, holiday pay, vacation pay, and certain incentive payments including annual cash bonuses, but exclude awards under long-term incentive programs and the match contributed by us in the qualified savings plans. The Qualified Pension Plan provides a monthly lifetime benefit equal to 1.15% times FAE times Benefit Service plus 0.45% times FAE in excess of 2002 Covered Compensation (as defined by the Internal Revenue Code) times Benefit Service limited to 35 years.

A retirement-eligible employee can elect to commence vested benefit payments as early as age 55 in lieu of waiting to age 65. However, the benefit described above is subject to reduction in recognition of the additional payments that are received because of early commencement. The reduction for early retirement is determined differently depending on whether the employee terminated employment before or after attaining age 55. If an employee terminates employment on or after age 55 and commences his or her benefit before age 62, the benefit payments would be reduced by 0.5% per month. If an employee terminates employment before age 55 and commences his or her benefit before age 65, the reduction is more severe and is determined on an actuarially equivalent basis. No reduction will occur if an employee (1) terminates employment on or after age 55 and commences his or her benefit on or after age 62 or (2) terminates employment before age 55 and commences his or her benefit at age 65.

The normal form of payment provides that an employee will receive his or her benefit in a lifetime payment with a minimum of 60 monthly payments guaranteed. Married participants receive payments in an actuarially equivalent 50% joint and survivor form. Other actuarially equivalent monthly lifetime forms of payments are available if elected by a married participant with spousal agreement. Lump-sum payments are not available.

In general, if a married, vested participant dies prior to commencing his pension benefit, then the spouse is eligible to receive the benefit that would have otherwise been payable had the participant terminated employment on the day he died, survived to his normal retirement date and elected a 50% joint and survivor form of payment and then immediately died. The 50% joint and survivor form provides the surviving spouse with monthly lifetime payments at the participant’s normal retirement age equal to 50% of the benefit that otherwise would have been payable. Payments can begin prior to the participant’s normal retirement age but may be reduced for early commencement.

The Qualified Pension Plan and Benefit Restoration Plan were frozen to new entrants effective December 31, 1999. Benefit Service was frozen effective December 31, 2002 in both plans and, effective March 20, 2009, earnings under both plans were frozen for all participants. We decided to freeze these plans following a comprehensive retirement benefits review, during which the Compensation Committee examined whether our retirement programs were consistent with PolyOne goals, including fairness to all associates and competitiveness in the marketplace. With this change, we have a single, competitive retirement plan for our United States-based employees.

Messrs. Diemer, Kedrowski, Newlin, Patterson and Richardson do not participate in a defined benefit plan with PolyOne.

We offer a defined contribution retirement benefit to all legacy PolyOne United States employees through the Qualified Savings Plan. The Qualified Savings Plan provides employees with individual retirement accounts funded by (1) an automatic PolyOne-paid contribution of 2% of employee eligible earnings, and (2) an employer-paid match on employee contributions dollar-for-dollar on the first 3% of earnings the employee contributes plus $0.50 per dollar on the next 3% of earnings the employee contributes. The Internal Revenue Code limits employee contributions to the Qualified Savings Plan to $17,500 ($23,000 for participants over age 50) and earnings upon which employee/employer contributions are limited to $255,000 in 2013.

COMPENSATION

The PolyOne Supplemental Retirement Benefit Plan is an unfunded, nonqualified plan that provides benefits similar to the Qualified Savings Plan, but without the Internal Revenue Code contribution and earnings limitations. Together, these plans are intended to provide the Named Executive Officers with retirement income equivalent to that provided to all other employees who are not impacted by the Internal Revenue Code limitations under the Qualified Savings Plan. As a result, the Named Executive Officers can expect a retirement income that replaces a portion of their income while employed, similar to that received by all other employees participating in the Qualified Savings Plan who are not impacted by the Internal Revenue Code limitations.

During 2008, the Compensation Committee reviewed Mr. Newlin’s total compensation package among the peer companies and across the broader general industry. The Compensation Committee determined that it was in the best interests of PolyOne and our shareholders to provide a supplemental retirement benefit for him that would be competitive with industry practices and serve as an additional retention vehicle. Thus, Mr. Newlin’s employment agreement (which provides for the terms of Mr. Newlin’s employment) was amended and restated on February 21, 2008 to comply with Code Section 409A, and further amended and restated on July 16, 2008 to include certain retirement benefits and further amended and restated on March 6, 2014 in connection with his retirement as President and Chief Executive Officer and transition to Executive Chairman, effective May 15, 2014. Specifically, the employment agreement was amended to provide that upon a Qualifying Separation from Service (as defined below), Mr. Newlin will be entitled to annual supplemental retirement payments, payable in the form of a 15-year certain and continuous life annuity, conditioned upon Mr. Newlin’s execution of a release and waiver. If Mr. Newlin dies or incurs a disability prior to a Qualifying Separation from Service (as defined below), he or his designated beneficiary will be entitled to certain supplemental retirement payments. Generally, the definition of a Qualifying Separation from Service is (1) Mr. Newlin attains the age of 55 (he is now 61) and has at least five years of service with us (he now has eight), is serving as Chairman and Chief Executive Officer at the time of his retirement (provided that if the Board, in its sole discretion, has identified a suitable successor for the position of Chief Executive Officer, he only needs to be serving as Chairman at the time of his retirement) and the Board, in its sole discretion, has identified a suitable successor to the position of Chief Executive Officer; or (2) Mr. Newlin’s employment is involuntarily terminated other than for Serious Cause (as defined in his employment agreement) or Mr. Newlin terminates employment for good reason following a change of control of PolyOne. Under the terms of the amended and restated employment agreement, he will also be treated as a retiree for purposes of any SARs, RSUs, performance shares and cash-settled performance units awarded to him as long-term incentive awards. In addition, he and his eligible dependents will have access to the same retiree medical benefits made available to all retirement eligible employees under our standard retiree medical benefit program, to the extent we continue to maintain such programs for the benefit of our retirees and their eligible dependents. Notwithstanding the foregoing, Mr. Newlin will forfeit his rights to receive the supplemental retirement payments and retiree medical benefits if he engages in any conduct prohibited by his non-competition agreement or any acts that constitute fraud, embezzlement, or disclosure of confidential information or deliberate dishonesty.

2013 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)	Aggregate Balance at 12/31/2012 ($)(5)
S.D. Newlin	166,018	182,237	30,296	-	1,991,132	1,612,581
R.M. Patterson	165,478	62,715	344,477	-	1,686,376	1,113,706
B.C. Richardson	10,000	3,250	183	-	13,433	-
R.J. Diemer, Jr.	375,337	34,494	79,335	-	655,218	166,052
T.J. Kedrowski	12,881	25,198	64,930	-	275,494	172,485
K.M. Smith	26,985	31,618	(4,180)	-	639,181	584,758

COMPENSATION

(1)	These amounts reflect actual amounts earned by the Named Executive Officers in 2013 that have been deferred on a voluntary basis. The amounts reflected in this column are included in the 2013 Summary Compensation Table as follows:

Name	2013 “Salary” Column ($)	2013 “Non-Equity Incentive Plan Compensation” Column ($)
S.D. Newlin	53,307	112,711
R.M. Patterson	69,935	95,543
B.C. Richardson	10,000	-
R.J. Diemer, Jr.	184,394	190,943
T.J. Kedrowski	12,881	-
K.M. Smith	18,876	8,109

(2)	This column contains contributions by us in the last fiscal year under the PolyOne Supplemental Retirement Benefit Plan, which provides for benefits in excess of amounts permitted to be contributed under our qualified retirement plan, as follows: (a) our cash contributions in amounts equal to 100% on the first 3% of employee contributions plus 50% on the next 3% of employee contributions (the “Company Match”) limited to 4.5% of eligible earnings, and (b) a retirement contribution by us in an amount equal to 2% of eligible earnings (the “Retirement Contribution”). The following table breaks out the contributions made by us in 2013 under each of the types of contributions described above:

Company Contribution	Newlin	Patterson	Richardson	Diemer (*)	Kedrowski	Smith
Company Match	$126,164	$43,418	$2,250	$23,880	$15,108	$21,889
Retirement Contribution	$56,073	$19,297	$1,000	$10,614	$10,090	$9,729

* In accordance with the administrative procedures of the PolyOne Supplemental Retirement Benefit Plan, Mr. Diemer’s Retirement Contribution will be forfeited on the first day of the seventh month following his separation from service.

All of these amounts are included in the “All Other Compensation” column of the 2013 Summary Compensation Table.

(3)	Because amounts included in this column do not include above-market or preferential earnings, none of these amounts are included under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the 2013 Summary Compensation Table of this proxy statement.

(4)	A portion of the balance reflected in the table represents amounts earned by the executives, which they have elected to defer on a voluntary basis. Mr. Smith also has a balance in a frozen nonqualified deferred compensation plan sponsored by our predecessor company, Geon. The Geon Company Section 401(a)(17) Benefit Restoration Plan amounts are reflected in the table.

(5)	Includes amounts reported as compensation for the Named Executive Officers in our Summary Compensation Tables for previous years. The following aggregate amounts of executive and employer contributions were included in our Summary Compensation Tables for fiscal years 2006 — 2012.

Name	Executive Contributions FY 2006 — 2012 ($)	Registrant Contributions FY 2006 — 2012 ($)
S.D. Newlin	714,812	782,881
R.M. Patterson	718,312	180,662
B.C. Richardson	-	-
R.J. Diemer, Jr.	-	-
T.J. Kedrowski	48,083	65,697
K.M. Smith	129,127	161,791

COMPENSATION

We currently offer participation in a nonqualified deferred compensation retirement plan, called the PolyOne Supplemental Retirement Benefit Plan, to specified employees that include the Named Executive Officers. This plan is an unfunded, nonqualified plan that provides benefits similar to our Qualified Savings Plan, but without Internal Revenue Code contribution and earnings limitations. The Named Executive Officers are permitted to elect to defer up to 50% of their salary and annual bonus into the plan. The amounts deferred are credited to accounts selected by the executive that mirror the investment alternatives available in our qualified retirement plan, except that participants cannot elect the PolyOne stock fund with respect to amounts deferred under the nonqualified plan. Each Named Executive Officer who is a participant in the PolyOne Supplemental Retirement Benefit Plan is 100% vested in that portion of his account that is attributable to elective deferrals and the Company Match. Further, Named Executive Officers who are participants in the plan are vested in the Retirement Contribution (as defined above) upon three years of service. A Named Executive Officer’s vested accounts will commence to be paid to such executive within 30 days of the date of the executive’s termination of employment with us in the form of payment selected by the executive (lump-sum payment or payment in installments over a period not exceeding 10 years) on an election form received by us.

The PolyOne Supplemental Retirement Benefit Plan and the frozen plan are subject to the rules of Code Section 409A, which restricts the timing of distributions. Thus, payment, or commencement of payment, to the Named Executive Officers of their accounts may need to be delayed by six months following the executive’s separation from service with us.

Potential Payments Upon Termination or Change of Control

Summary of Potential Payments

Except for Mr. Diemer, our Named Executive Officers’ employment may be terminated under several possible scenarios. In certain of these scenarios, our plans, agreements, arrangements or typical practices would provide severance benefits in varying amounts to the executive. We do not have employment agreements with our Named Executive Officers other than Mr. Newlin. We do have management continuity agreements with each of our Named Executive Officers that provide for specified benefits upon a termination of employment following a change of control, and each of our Named Executive Officers (other than Mr. Newlin) participates in our Executive Severance Plan. Further, other Company plans, agreements and arrangements may provide for specified benefits upon a change of control (or for acceleration of such benefits). Severance and other benefits that are payable upon a termination of employment or upon a change of control are described below. The table following the narrative discussion summarizes the amounts payable upon termination or a change of control under certain circumstances to our current Named Executive Officers, assuming that the executive’s employment terminated on December 31, 2013.

Management Continuity Agreements

We have entered into management continuity agreements (referred to as the “Continuity Agreements”) with all of our elected corporate officers, including each of the Named Executive Officers. The Continuity Agreements serve to encourage these key executives to carry out their duties and provide continuity of management in the event of a “change of control” of PolyOne. For these purposes, “change of control” has the meaning ascribed to such term in the Continuity Agreement. The Named Executive Officers are generally provided with severance protection for a period of two or three years (depending on the executive) should his or her employment be terminated either by us without cause or by the executive for good reason (as defined in the Continuity Agreements) following a change of control. The Continuity Agreements are automatically renewed each year unless we give prior notice of termination and do not provide any assurance of continued employment.

If a change of control occurs and the Named Executive Officer’s employment is terminated by us or a successor for reasons other than “cause” or is terminated voluntarily by the individual for “good reason” then the Continuity Agreements generally provide that the individual would be entitled to receive:

•	A lump-sum payment of two or three years (depending on the executive) of base salary;

•	A lump-sum payment of two or three times (depending on the executive) the executive’s targeted annual incentive amount in effect prior to the change of control;

•	Employee health and welfare benefits for up to two or three years (depending on the executive) at active employee rates;

COMPENSATION

•	An allowance equal to one year of financial planning/tax preparation that the executive was entitled to receive prior to the change of control;

•	A lump-sum payment equal to the employer contributions required to be made to certain retirement plans on behalf of the executive for the year of the change of control or the year of termination;

•	A tax gross-up for any excise tax due under the Internal Revenue Code for any so-called “golden parachute” payments made under the agreements (but only for Named Executive Officers with “grandfathered” Continuity Agreements). In 2011, the Compensation Committee eliminated the tax gross-up benefit for so called “excess parachute payments” under Code Section 280G from the Continuity Agreements provided to executives hired in 2011 and in future years.

For these purposes “cause” and “good reason” have the meanings ascribed to such terms in the Continuity Agreements. For the CEO, during 2013, “good reason” also included his election to terminate employment for any reason during the 30-day period immediately following the first anniversary of the change of control; however, this provision was eliminated in connection with an amendment to the agreement, as further explained below.

To the extent a payment or benefit that is paid or provided under a Continuity Agreement would also be paid or provided under the terms of another plan, program, agreement, arrangement or legal requirement, the executive would be entitled to payment under the Continuity Agreement or such other applicable plan, program, agreement, arrangement or legal requirement, whichever provides for greater benefits, but would not be entitled to benefits under both the Continuity Agreement and such other plan, program, agreement, arrangement or legal requirement.

In addition, in order to receive payment and benefits under the Continuity Agreement, the Named Executive Officer must execute a release of claims against PolyOne and comply with confidentiality, non-compete and non-solicitation covenants for two or three years, depending on the executive.

Employment Agreement with Mr. Newlin

We have entered into an employment agreement with Mr. Newlin, pursuant to which he serves as our Chairman, President and Chief Executive Officer. No other Named Executive Officer executed an employment agreement. The agreement provides that if (1) Mr. Newlin’s employment is terminated by us without Serious Cause (as defined below), (2) Mr. Newlin is not otherwise entitled to receive benefits under his Continuity Agreement (discussed above), (3) Mr. Newlin agrees to standard non-compete and non-solicitation covenants for a period of 36 months following the date of termination and (4) Mr. Newlin executes a release of claims against PolyOne, he will be entitled to 36 months of salary continuation, car allowance and financial planning/tax preparation allowance, an annual incentive amount as earned for the year in which the termination of employment occurs and reimbursement for the costs previously paid by us while Mr. Newlin was employed for the continued coverage in our medical and dental plans for 24 months (but not life insurance, short-term disability or long-term disability), plus any taxes imposed as a result of such reimbursement.

Mr. Newlin is also entitled to supplemental retirement benefits under his employment agreement if his employment is involuntarily terminated other than for Serious Cause or if Mr. Newlin terminates employment for “good reason” (as defined above) following a change of control. For this purpose, Serious Cause has the meaning ascribed to such term in the PolyOne Employee Transition Plan as amended from time to time, and also includes any breach of the employment agreement or certain other agreements between us and Mr. Newlin. These supplemental retirement benefits are described more fully in the “2013 Pension Benefits” section of this proxy statement.

In connection with his retirement as President and Chief Executive Officer and transition to Executive Chairman, Mr. Newlin’s employment agreement was amended, effective May 15, 2014, to provide for various changes in recognition of his new role. Among other changes, Mr. Newlin’s employment agreement will provide that his management continuity agreement is amended to remove as “good reason” an election to terminate employment for any reason during the 30-day period immediately following the first anniversary of a change of control. Furthermore, Mr. Newlin will be entitled to substantially the same severance benefits as described above if Mr. Newlin terminates his employment for Good Reason (as defined below). Good Reason is generally defined as a material diminution in authority, duties or responsibilities or any action or inaction by the Company that constitutes a material breach of Mr. Newlin’s employment agreement.

COMPENSATION

Executive Severance Plan

Effective May 25, 2006, and as amended most recently effective February 17, 2009, the Compensation Committee adopted the Executive Severance Plan. The Executive Severance Plan provides for severance payments upon certain terminations of employment to our executive officers and other elected officers who are expected to make substantial contributions to our success and thereby provide for stability and continuity of operations. All of the Named Executive Officers participate in the Executive Severance Plan except Mr. Newlin, whose severance benefits are provided through his employment agreement.

The Executive Severance Plan provides that, if PolyOne terminates the employment of a Named Executive Officer for any reason other than cause, death or disability, then the Named Executive Officer will be entitled to receive:

•	Salary continuation payments in an amount equal to two times the Named Executive Officer’s base salary;

•	A payment equal to the Named Executive Officer’s annual bonus under the Annual Plan as earned for the year in which the separation occurs;

•	Reimbursement for the costs previously paid by us for continued coverage for two years in our medical, dental and vision plans, plus any taxes imposed as a result of such reimbursement; and

•	Fees for outplacement benefits for a period of 12 months.

We do not have to make payments to Named Executive Officers under the Executive Severance Plan if they are entitled to receive payment under a Continuity Agreement discussed above. In addition, in order to receive payments under the Executive Severance Plan, the Named Executive Officer must execute a release of claims against us and is subject to confidentiality, non-compete, non-solicitation and non-disparagement covenants during the two-year severance period.

Severance Agreement with Former Executive

PolyOne and Mr. Diemer agreed that Mr. Diemer would step down from his position as Senior Vice President and Chief Financial Officer effective November 8, 2013. In conjunction with his departure, Mr. Diemer received the benefits that he was entitled to under the Executive Severance Plan. The benefits include: $910,000 representing 24 months of salary continuation, a payment equal to the amount calculated under the Annual Plan as earned in 2013 of $421,071 (which will be paid in 2014 at the same time as all Named Executive Officer Annual Plan payments), a payment of $17,500 for accrued but unused vacation, 24 months of accrued post-separation medical, vision and dental coverage reimbursements totaling $48,291 and accrued post-separation outplacement services totaling $8,300. Any of the above noted items that are deemed to be deferred compensation pursuant to Code Section 409A are subject to a six month delay, and will be paid the first day of the seventh month following his separation from service.

PolyOne and Mr. Diemer executed the Severance Agreement whereby Mr. Diemer provided a release of claims, and an acknowledgement that he remains subject to certain confidentiality, non-competition and non-interference obligations.

A portion of Mr. Diemer’s unvested Long-Term Incentive Plan awards were forfeited as a result of his separation from service pursuant to the terms of the applicable grant agreements. For details regarding the awards that were forfeited, see the description in footnote (2) to the 2013 Summary Compensation Table of this proxy statement.

Consulting Agreement with Former Executive

On November 5, 2013, Mr. Diemer entered into the Consulting Agreement with PolyOne, under which he agreed to provide consulting services for a period of eighteen months, beginning on November 11, 2013. In consideration for these consulting services, PolyOne modified certain RSUs previously granted to him, which would have otherwise been forfeited under the terms of his applicable grant agreements upon his separation from service. For detail regarding the modified awards, see the description in footnote (6) to the 2013 Grants of Plan-Based Awards table of this proxy statement. For details regarding the awards that were forfeited, see footnote (2) to the 2013 Summary Compensation Table of this proxy statement.

Annual Plan

All of our Named Executive Officers participate in the Annual Plan. The Annual Plan provides that, if a change of control occurs, we are required to pay each participant an interim lump-sum cash payment equal to the product of the number

COMPENSATION

of months that have elapsed in the calendar year in which the change of control occurs and one-twelfth of the participant’s target annual incentive award opportunity in effect prior to the change of control. We have the obligation to make a final payment under the terms of the Annual Plan for the plan year in which the change of control occurs, but may offset the amount of any interim payment made. For these purposes “change of control” has the meaning ascribed to such term in the Annual Plan.

Equity/Long-Term Incentive Awards

Each of the grant agreements evidencing outstanding awards of RSUs, stock options, SARs, cash-settled performance units and performance shares provide that the vesting of such award will accelerate upon a change of control. For this purpose, a “change of control” is defined in the Amended 2010 Plan. The grant agreements also provide for prorated vesting upon death, disability and retirement, as those terms are defined in the grant agreements, with the exception of Mr. Newlin’s March 8, 2013 RSU award, (which provides for full vesting upon retirement) and the March 13, 2013 performance shares granted to Messrs. Patterson and Kedrowski (which do not provide for vesting upon retirement).

Retirement Benefits

Our defined benefit retirement plans applicable to Mr. Smith also have provisions relating to the termination of his employment with us. Mr. Newlin’s supplemental retirement benefit under his employment agreement also has provisions relating to the termination of his employment with us. These payments are described more fully in the disclosure provided in connection with the 2013 Pension Benefits table of this proxy statement.

The PolyOne Supplemental Retirement Benefit Plan that is made available to all of our Named Executive Officers has provisions relating to the termination of employment with PolyOne. These payments are described more fully in the disclosure provided in connection with the 2013 Nonqualified Deferred Compensation table of this proxy statement.

Payments and Benefits Upon Termination — As of the End of Fiscal Year 2013

The following table summarizes the amounts payable to the Named Executive Officers (except for Mr. Diemer) upon termination under specified circumstances or upon a change of control. The data below assumes that each triggering event listed in the tables occurred on December 31, 2013 and that the stock price for our common shares is $35.35, the closing market price of our common shares on December 31, 2013.

Name	Benefits and Payments	Voluntary Termination ($)	Retirement(1) ($)	Disability ($)	Death ($)	Involuntary Termination with Cause ($)	Involuntary Termination without Cause ($)	Involuntary Termination without Cause or for Good Reason Following a Change of Control ($)
S.D. Newlin
	Cash Severance Benefit (2)	-	-	-	-	-	3,150,000	6,615,000
	Annual Incentive for Year of Termination	-	1,989,890	1,989,890	1,989,890	-	1,989,890	1,989,890
	Cash-Settled Performance Units (3)	-	4,503,703	4,503,703	4,503,703	-	4,503,703	5,581,625
	Restricted Stock Units (4)	-	9,603,609	7,014,971	7,014,971	-	9,603,609	12,734,543
	Unexercisable Stock Options/SARs (4)	-	4,443,320	4,443,320	4,443,320	-	4,443,320	5,969,886
	Health and Welfare Benefits (6)	-	-	-	-	-	48,291	72,436
	Other Benefits (7)	-	-	-	-	-	72,000	-
	Financial Planning Services (8)	-	-	-	-	-	39,000	13,000
	Lump Sum for Defined Contribution Plans	-	-	-	-	-	-	429,980
	Excise Tax Gross-up (9)	-	-	-	-	-	-	-
	Incremental Pension Benefit (10)	-	-	-	-	-	-	-

COMPENSATION

Name	Benefits and Payments	Voluntary Termination ($)	Retirement(1) ($)	Disability ($)	Death ($)	Involuntary Termination with Cause ($)	Involuntary Termination without Cause ($)	Involuntary Termination without Cause or for Good Reason Following a Change of Control ($)
R.M. Patterson
	Cash Severance Benefit (2)	-	-	-	-	-	1,102,000	2,810,100
	Annual Incentive for Year of Termination	-	-	664,619	664,619	-	664,619	664,619
	Cash-Settled Performance Units (3)	-	-	910,004	910,004	-	-	1,147,388
	Restricted Stock Units (4)	-	-	1,463,625	1,463,625	-	-	2,793,905
	Performance Shares (5)	-	-	238,427	238,427	-	-	889,642
	Unexercisable Stock Options/SARs (4)	-	-	929,177	929,177	-	-	1,260,233
	Health and Welfare Benefits (6)	-	-	-	-	-	53,313	79,969
	Financial Planning Services (8)	-	-	-	-	-	-	10,000
	Outplacement Benefits	-	-	-	-	-	8,300	-
	Lump Sum for Defined Contribution Plans	-	-	-	-	-	-	182,660
	Excise Tax Gross-up (9)	-	-	-	-	-	-	2,048,079
B.C. Richardson
	Cash Severance Benefit (2)	-	-	-	-	-	1,040,000	1,144,849
	Annual Incentive for Year of Termination	-	-	56,485	56,485	-	56,485	56,485
	Cash-Settled Performance Units (3)	-	-	-	-	-	-	-
	Restricted Stock Units (4)	-	-	32,946	32,946	-	-	708,652
	Unexercisable Stock Options/SARs (4)	-	-	-	-	-	-	-
	Health and Welfare Benefits (6)	-	-	-	-	-	48,291	48,291
	Financial Planning Services (8)	-	-	-	-	-	-	10,000
	Outplacement Benefits	-	-	-	-	-	8,300	-
	Lump Sum for Defined Contribution Plans	-	-	-	-	-	-	111,540
T.J. Kedrowski
	Cash Severance Benefit (2)	-	-	-	-	-	800,000	1,834,742
	Annual Incentive for Year of Termination	-	-	380,581	380,581	-	380,581	380,581
	Cash-Settled Performance Units (3)	-	-	457,508	457,508	-	-	572,100
	Restricted Stock Units (4)	-	-	856,879	856,879	-	-	1,836,687
	Performance Shares (5)	-	-	238,427	238,427	-	-	889,642
	Unexercisable Stock Options/SARs (4)	-	-	455,304	455,304	-	-	615,195
	Health and Welfare Benefits (6)	-	-	-	-	-	29,572	44,358
	Financial Planning Services (8)	-	-	-	-	-	-	10,000
	Outplacement Benefits	-	-	-	-	-	8,300	-
	Lump Sum for Defined Contribution Plans	-	-	-	-	-	-	120,900
	Excise Tax Gross-up (9)	-	-	-	-	-	-	-
K.M. Smith
	Cash Severance Benefit (2)	-	-	-	-	-	760,000	1,767,000
	Annual Incentive for Year of Termination	-	354,418	354,418	354,418	-	354,418	354,418
	Cash-Settled Performance Units (3)	-	463,333	463,333	463,333	-	463,333	571,825
	Restricted Stock Units (4)	-	755,258	755,258	755,258	-	755,258	1,459,425
	Unexercisable Stock Options/SARs (4)	-	447,431	447,431	447,431	-	447,431	600,471
	Health and Welfare Benefits (6)	-	-	-	-	-	29,572	44,358
	Financial Planning Services (8)	-	-	-	-	-	-	10,000
	Outplacement Benefits	-	-	-	-	-	8,300	-
	Lump Sum for Defined Contribution Plans	-	-	-	-	-	-	114,860
	Excise Tax Gross-up (9)	-	-	-	-	-	-	-
	Incremental Pension Benefit (10)	10,818	10,818	10,818	-	10,818	10,818	10,818

(1)	Retirement is generally defined as the executive’s attainment of age 55 with ten years of service or age 58 with five years of service.

COMPENSATION

(2)	Cash severance benefits are payable under either the (a) Executive Severance Plan or, in the case of Mr. Newlin, his employment agreement, in the event of an involuntary termination without cause or (b) Continuity Agreement in the event of an involuntary termination following a change of control.
(3)	For cash-settled performance units granted in 2013 and 2012, awards reflect a prorated target amount in cases of retirement, disability or death. For cash-settled performance units granted in 2011, awards reflect actual attainment. In the case of involuntary termination following a change of control, awards granted in 2013 and 2012 are at target and awards granted in 2011 are at attainment.
(4)	For RSUs and Unexercisable Stock Options/SARs granted in 2013, 2012 and 2011, awards reflect a prorated amount in cases of retirement, disability or death. In the case of involuntary termination following a change of control, all of these awards are reflected at the full value amount. Mr. Newlin’s March 8, 2013 Restricted Stock Units will vest in full upon retirement.
(5)	For performance shares granted in 2013, awards reflect a prorated amount in cases of disability or death. In the case of involuntary termination following a change of control, these awards are reflected at the full value amount.
(6)	Continuation of health and welfare benefits are provided under the Executive Severance Plan in the event of an involuntary termination without cause, or the Continuity Agreement in the event of an involuntary termination following a change of control.
(7)	Mr. Newlin’s employment agreement provides for continuation of certain benefits following an involuntary termination without cause.
(8)	Continuation of financial planning benefits are provided under the terms of the Continuity Agreements, or in the case of Mr. Newlin, his employment agreement.
(9)	Represents the amount of excise tax that would be imposed on the executive under Code Section 280G and a tax gross-up amount relating to the payment of such tax. In 2011, we eliminated the tax gross-ups for excise taxes imposed under Code Section 280G from any Continuity Agreements provided to newly hired PolyOne executive officers. Thus, Mr. Richardson was not provided a Code Section 280G gross-up benefit under his Continuity Agreement; instead, his severance benefits will be reduced in the event that an excise tax would be imposed on him under Code Section 280G in an amount sufficient to eliminate the excise tax.
(10)	Messrs. Newlin and Smith are the only Named Executive Officers entitled to a pension benefit. In the case of Mr. Newlin, the supplemental retirement benefit is provided pursuant to his employment agreement. As there was no acceleration or enhancement of Mr. Newlin’s pension benefit upon a triggering event, the amount was reported as zero. Mr. Smith’s benefit is provided pursuant to the Qualified Pension Plan and the Benefit Restoration Plan benefit. Details regarding Messrs. Newlin and Smith’s pension benefits are described in the narrative following the 2013 Pension Benefits table section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

During 2013, none of our executive officers was a member of the Board of Directors or compensation committee of any other company where the relationship would be construed to constitute a committee interlock within the meaning of the rules of the SEC.

Policy on Related Person Transactions

Under our Guidelines for Ethical Business Conduct, we prohibit all employees, including our officers and non-employee Directors from engaging in activities that would impact their ability to carry out their duties in an independent, objective fashion. We also have adopted a written “Policy for Review of Transactions Between the Company and Its Directors, Executive Officers and Other Related Persons.” This policy requires an initial review by our Chief Legal Officer, Chief Financial Officer and Ethics and Compliance Officer, in consultation with each other (the “Reviewing Team”), of all transactions, arrangements or relationships with us in which any Director, executive officer or other related person (including immediate family members of all related persons) has a direct or indirect material interest, and which involve $50,000 or more. Further, the Audit Committee must review and approve any transaction that the Reviewing Team determines may be required to be disclosed pursuant to Item 404 of Regulation S-K under the Exchange Act or any similar provision. In reviewing the related person transactions, the Reviewing Team and the Audit Committee consider the following factors: (1) whether the transaction is in conformity with our Guidelines for Ethical Business Conduct and is in our best interests; (2) whether the transaction would be in the ordinary course of our business; (3) whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; (4) the disclosure

COMPENSATION

standards set forth in Item 404 of Regulation S-K under the Exchange Act or any similar provision; and (5) whether the transaction could call into question the status of any Director or Director nominee as an independent director under the NYSE rules.

Risk Assessment of the Compensation Programs

As part of the Compensation Committee’s annual governance process, in December 2013, we conducted a formal assessment of our compensation programs to ensure that they do not create risks that are reasonably likely to have a material adverse effect on PolyOne. With guidance from the Consultant, our Internal Audit and Human Resources groups completed the initial risk assessment of our compensation programs, including those that extend beyond the executive officers. The assessment was reviewed by our legal department and the Consultant, with these groups providing additional analysis and validation of the results. The results of the compensation risk assessment were presented to the Compensation Committee at its December 2013 meeting. The areas we considered in determining that our compensation programs do not pose a material risk to PolyOne included our:

Compensation Philosophy	Payout Curves	Clawback Policy
Compensation Plan Design	Weightings of Incentive Plan Measures	Anti-Hedging/Anti-Pledging Policies
Balanced Pay Mix	Compensation Plan Governance and Oversight	Stock Ownership Requirements
Timing on Incentive Payouts	Selection of Performance Measures	Pay-for-Performance Validation

As a result of the assessment, the Compensation Committee concluded that our compensation structures are appropriate and no material risks were identified. Several process improvements have been made as a result of the assessment that will continue to ensure the appropriate level of oversight is in place for these programs.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors the inclusion of the Compensation Discussion and Analysis in this proxy statement and in PolyOne’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

The Compensation Committee

of the Board of Directors

Gordon D. Harnett, Chairperson

William H. Powell

Kerry J. Preete

Farah M. Walters

William A. Wulfsohn

PROPOSAL 2: ADVISORY VOTE

PROPOSAL 2 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required under the Dodd-Frank Act and Section 14A of the Exchange Act, our Board of Directors is submitting a “Say on Pay” proposal for shareholder consideration. While the vote on Named Executive Officer compensation is non-binding and solely advisory in nature, our Board of Directors and the Compensation Committee will review the voting results. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the vote and expect to address them in making future decisions about executive compensation programs.

Currently, advisory “Say on Pay” votes are scheduled to be held once every year. The next advisory vote on Named Executive Officer compensation is expected to occur at our 2015 Annual Meeting of Shareholders.

As described more fully in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee of our Board of Directors has structured our executive compensation program to achieve the following key objectives:

Objective	How Our Executive Compensation Program Achieves This Objective
Pay-For-Performance	Setting a significant portion of each Named Executive Officer’s total compensation in the form of variable compensation that is earned when pre-established financial and annual performance goals are achieved.
Align Goals and Objectives with Interests of Shareholders	Focusing incentive programs on the critical performance measures that determine PolyOne’s overall success and rewarding executives for the attainment of short-term results, balanced with the need for sustainable long-term success.
Attract, Motivate and Retain Management	Competing effectively to attract, motivate and retain a management team who leads in setting and achieving the overall goals and objectives of PolyOne.

Our Board of Directors unanimously recommends a vote FOR Proposal 2 to approve, on an advisory basis, our Named Executive Officer compensation.

We believe you should vote “FOR” our Named Executive Officer compensation program because the compensation actually earned by our Named Executive Officers for our 2013 performance, as summarized below, was aligned with both our pay-for-performance objectives and our Company’s performance. PolyOne had another strong year in 2013, as described above under the “Compensation Discussion and Analysis” section of this proxy statement. Guided by our strong performance results for 2013 and in prior years, our key pay decisions and actions for 2013 included:

•	Our Named Executive Officers earning Annual Plan payouts at 173.8% of their target Annual Plan opportunities based upon exceeding the target performance goals under that plan.

•	Maintaining the performance measure for our long-term cash-settled performance units awards granted in 2013 as adjusted earnings per share in order to drive improvements in shareholder value over a three-year performance period. However, there are four individual performance periods (three one-year periods and one three-year aggregate period), weighted 25% each to drive annual performance as well as maximize long-term performance.

•	Our Named Executive Officers earning a maximum payout (200% of target) on the cash-settled performance units granted in 2011, based on adjusted cumulative earnings per share goals set in 2011 and exceeding the three-year performance period of January 1, 2011 through December 31, 2013, with a CAGR during this period of 14%.

•	Providing one-time special grants to certain Named Executive Officers to reward exemplary performance and the delivery of Spartech Synergies.

PROPOSAL 2: ADVISORY VOTE

As described above, our recent key pay decisions have been linked to our performance in terms of key business metrics that drive long-term shareholder value. For example, for 2013, we achieved 194.9% of our Company adjusted operating income goal, 113.9% of our revenue goal and 191.4% of our consolidated working capital as a percentage of sales goal established under our Annual Plan. These results primarily drove the 2013 Annual Plan payouts described above. In addition, our time and performance based SARs help drive long-term shareholder value. These awards deliver value to our Named Executive Officers only to the extent our shareholders realize increased stock price value. Our stock price has increased 73% in the past year to $35.35 as of December 31, 2013 from $20.42 on December 31, 2012. Our Named Executive Officers have realized value for these awards as our shareholders have realized increased stock price value in their investment since those dates.

Based on these demonstrated links between pay and performance, as well as our more in-depth discussion in the “Compensation Discussion and Analysis” section of this proxy statement regarding how our CEO’s compensation has been commensurate with performance in recent years, we believe we have successfully implemented a pay-for-performance culture at PolyOne.

In 2013, we also maintained or implemented pay practices favored by a number of institutional shareholders and their advisors, including:

•	We provide limited executive benefits to our Named Executive Officers that have a corporate purpose;

•	We maintain stock ownership guidelines for our Named Executive Officers that are denominated in shares. All of our current Named Executive Officers exceed the Guidelines applicable to them;

•	Excise tax gross-up provisions have been eliminated in all Continuity Agreements offered to newly hired executives; and

•	Our Named Executive Officers and Directors are prohibited from both hedging or pledging our securities.

The Board of Directors believes our compensation programs demonstrate a clear link between 2013 pay and performance. The Board of Directors urges you to review carefully the “Compensation Discussion and Analysis” section of this Proxy Statement that describes our compensation philosophy and programs in greater detail and to approve the following resolution:

“RESOLVED, that the compensation paid to PolyOne’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

AUDIT

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2014. The Board of Directors recommends ratification of the Audit Committee’s appointment of Ernst & Young LLP.

The selection of Ernst & Young LLP as our independent registered public accounting firm is not required to be submitted to a vote of our shareholders for ratification. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of our independent auditors. The Board of Directors is submitting the appointment to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP and may retain that firm or another firm without re-submitting the matter to our shareholders. Even if our shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our shareholders. The affirmative vote of a majority of the shares voting on this proposal is required for ratification.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting of Shareholders. The representative will be given an opportunity to make a statement if desired and to respond to questions regarding Ernst & Young LLP’s examination of our consolidated financial statements and records for the year ended December 31, 2013.

Our Board of Directors unanimously recommends a vote FOR Proposal 3 to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014.

Independent Registered Public Accountant Services and Related Fee Arrangements

Services provided by Ernst & Young LLP, our independent registered public accounting firm, and related fees in each of the last two fiscal years were as follows:

Audit Fees.    Audit services include the annual audit of the financial statements, the audit of internal controls over financial reporting, the reviews of our quarterly reports on Form 10-Q, the issuance of comfort letters and consents, review of registration statements filed with the SEC and international statutory audits. Fees for audit services totaled $4,229,900 in 2013 and $2,694,800 in 2012. The full Audit Committee or the Chair of the Audit Committee pre-approved all audit services and related fee arrangements billed for 2013 in accordance with the Audit Committee Pre-Approval Policy for all Audit and Non-Audit Services and Related Fee Arrangements.

Audit-Related Fees.    Audit-related services principally include employee benefit plan audits, attest services that are not required by statute or regulation and other international attest services not classified as audit fees. Fees for audit-related services totaled $177,600 in 2013 and $149,450 in 2012. The Audit Committee pre-approved all audit-related fee arrangements billed for 2013.

Tax Fees.    Tax services include tax compliance, tax advice and tax planning. Fees for tax services totaled $802,000 in 2013 and $645,300 in 2012. The Audit Committee pre-approved all tax fee arrangements billed in 2013.

All Other Fees.    No fees for other services were billed in 2013 and 2012.

Our Audit Committee Pre-Approval Policy for all Audit and Non-Audit Services and Related Fee Arrangements (the “Pre-Approval Policy”) requires our Audit Committee to pre-approve all audit and non-audit services performed by Ernst & Young LLP in order to assure that the provision of such services and related fee arrangements do not impair

AUDIT

Ernst & Young LLP’s independence. Under the Pre-Approval Policy, the Audit Committee may delegate pre-approval authority to one or more of its members, and the member or members to whom the Audit Committee delegates such authority must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee has formally delegated this pre-approval authority to its Chair. Management has no authority to approve services performed by Ernst & Young LLP that have not been pre-approved by the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period.

Ernst & Young LLP will provide us a description of work scope and supporting back-up documentation regarding the specific services they will provide. At each meeting of the Audit Committee, the current year’s previously pre-approved independent auditor fees along with any proposed revisions will be presented for approval. Any interim requests between Audit Committee meetings to provide services that require separate pre-approval will be submitted to the Audit Committee or the Audit Committee Chair by Ernst & Young LLP and our Chief Financial Officer, or Controller, and must include a statement as to whether, in each of their respective views, the request is consistent with the Commission’s rules on auditor independence.

Report of the Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities to shareholders relating to the integrity of the company’s financial statements, the company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence and the performance of the company’s internal and independent auditors. Management has the primary responsibility for the completeness and accuracy of the company’s financial statements and disclosures, the financial reporting process and the effectiveness of the company’s internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report with management and the independent auditors including any significant changes in the company’s selection or application of accounting principles. The Committee also reviewed and discussed with management and the independent auditors management’s report on internal control over financial reporting, including the significance and status of control deficiencies identified by management and the results of remediation efforts undertaken, to determine the effectiveness of internal control over financial reporting at December 31, 2013.

The Committee reviewed with the independent auditors, which have the responsibility for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles and applicable rules and regulations, their judgments as to the quality, not just the acceptability, of PolyOne’s critical accounting principles and estimates and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Committee also reviewed with the independent auditors their report on the company’s internal control over financial reporting at December 31, 2013, including the basis for their conclusions. The Audit Committee reviewed and discussed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including the matters required to be discussed by the statement on Auditing Standards No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. In addition, Ernst & Young LLP has provided the Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Committee concerning independence and the Committee has discussed with Ernst & Young LLP their firm’s independence from management and PolyOne. The Committee has pre-approved all audit and non-audit services and fees provided to the Company by the independent auditors. Based upon the Committee’s considerations, the Committee has concluded that Ernst & Young LLP is independent. The Committee discussed with PolyOne’s internal and independent auditors the overall scope and audit plans and evaluated their performance. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of PolyOne’s internal control over financial reporting, and the overall quality of PolyOne’s financial reporting. The Audit Committee met nine times during 2013.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the Securities and Exchange Commission.

AUDIT

The Committee has re-appointed Ernst & Young LLP as independent auditors for the year 2014.

All members of the Audit Committee concur in this report.

The Audit Committee of

the Board of Directors

Richard H. Fearon, Chairperson

Carol A. Cartwright

Gordon D. Harnett

Sandra B. Lin

Richard A. Lorraine

February 11, 2014

GENERAL

Voting at the Meeting

Shareholders of record at the close of business on March 18, 2014 are entitled to vote at the meeting. On that date, a total of 94,117,581 common shares were outstanding. Each share is entitled to one vote.

The affirmative vote of a majority of the common shares represented and voting, in person or by proxy, at any meeting of shareholders at which a quorum is present is required for action by shareholders on any matter, unless the vote of a greater number of shares or voting by classes or series is required under Ohio law. Abstentions and broker non-votes are tabulated in determining the votes present at a meeting for purposes of determining a quorum. Shareholders will not be entitled to dissenter’s rights with respect to any matter to be considered at the Annual Meeting of Shareholders.

Directors are elected by a plurality of the votes of shares present, in person or by proxy, and entitled to vote on the election of Directors at a meeting at which a quorum is present. An abstention or a broker non-vote has the same effect as a vote against a Director nominee, as each abstention or broker non-vote would be one less vote in favor of a Director nominee. Your broker or other nominee will not be able to vote your shares with respect to the election of Directors if you have not provided directions to your broker. We strongly encourage you to submit your proxy card and exercise your right to vote as a shareholder. Holders of common shares have no cumulative voting rights. If any of the nominees listed on pages 3 through 6 becomes unable or declines to serve as a Director, each properly signed proxy card will be voted for another person recommended by the Board of Directors. However, we have no reason to believe that this will occur.

Because the vote to approve Named Executive Officer compensation is advisory, there is technically no minimum vote requirement for the proposal. An abstention or broker non-vote will have no effect on the proposal as the abstention or broker non-vote will not be counted in determining the number of votes cast.

The affirmative vote of holders of at least a majority of the shares cast, in person or by proxy, is necessary for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. Because the proposal to ratify the appointment of Ernst & Young LLP is considered “routine,” your broker or other nominee will be able to vote your shares with respect to this proposal without your instructions. An abstention will have no effect on this proposal as the abstention will not be counted in determining the number of votes cast.

We know of no other matters that will be presented at the meeting; however, if other matters do properly come before the meeting, the persons named in the proxy card will vote on these matters in accordance with their best judgment.

GENERAL

Shareholder Proposals

Any shareholder who wishes to submit a proposal to be considered for inclusion in next year’s Proxy Statement should send the proposal to us, addressed to the Secretary, so that it is received on or before December 4, 2014. We suggest that all proposals be sent by certified mail, return receipt requested.

Additionally, a shareholder may submit a proposal for consideration at the 2015 Annual Meeting of Shareholders, but not for inclusion in next year’s Proxy Statement, if the shareholder gives timely written notice of such proposal in accordance with Regulation 8(c) of our Regulations. In general, Regulation 8(c) provides that, to be timely, a shareholder’s notice must be delivered to our principal executive offices not less than 60 nor more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting. If the date of the 2015 Annual Meeting of Shareholders is delayed by more than 60 calendar days after the anniversary of the 2014 Annual Meeting of Shareholders, then a shareholder’s notice must be delivered to our principal executive offices not later than the close of business on the later of the 90th day prior to the 2015 Annual Meeting of Shareholders or the 10th calendar day following the day on which public announcement of the date of the 2015 Annual Meeting of Shareholders is first made.

Our proxy materials for the 2014 Annual Meeting of Shareholders will be mailed on or about April 3, 2014. Sixty days prior to the first anniversary of this date will be February 2, 2015, and 90 days prior to the first anniversary of this date will be January 3, 2015. Our proxies for the 2014 Annual Meeting of Shareholders will confer discretionary authority to vote on any matter if we do not receive timely written notice of such matter in accordance with Regulation 8(c). For business to be properly requested by a shareholder to be brought before the 2014 Annual Meeting of Shareholders, the shareholder must comply with all of the requirements of Regulation 8(c), not just the timeliness requirements set forth above.

Proxy Solicitation

We are making this proxy solicitation and will bear the expense of preparing, printing and mailing this notice and proxy statement. In addition to requesting proxies by mail, our officers and regular employees may request proxies by telephone or in person. We have retained Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, to assist in the solicitation for an estimated fee of $7,500 plus reasonable expenses. We will ask custodians, nominees, and fiduciaries to send proxy material to beneficial owners in order to obtain voting instructions. We will, upon request, reimburse them for their reasonable expenses for mailing the proxy material.

We are mailing our Annual Report to Shareholders, including consolidated financial statements for the year ended December 31, 2013, to shareholders of record with this proxy statement.

We will furnish without charge to each person from whom a proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ending December 31, 2013, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K or for information on how to obtain directions to be able to attend the Annual Meeting of Shareholders and vote in person should be directed to: PolyOne Center, 33587 Walker Road, Avon Lake, Ohio 44012, Attention: Secretary.

For the Board of Directors
PolyOne Corporation
LISA K. KUNKLE
Vice President, General Counsel and
Secretary

April 3, 2014

Appendix A

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In millions, except per share data)

	Year Ended December 31, 2013		Year Ended December 31, 2012
	$	EPS	$	EPS
Reconciliation to Consolidated Statements of Income
Net income from continuing operations attributable to PolyOne shareholders	$94.0	$0.97	$53.3	$0.59
Special items, after tax (a)	30.4	0.32	35.7	0.40
Tax adjustments (b)	2.2	0.02	0.5	0.01

Adjusted net income / EPS (c)	$126.6	$1.31	$89.5	$1.00

(a)	Special items are a non-GAAP financial measure. Special items include charges related to specific strategic initiatives or financial restructurings such as: consolidation of operations; debt extinguishment costs; employee separation costs resulting from personnel reduction programs, plant phase-out costs, executive separation agreements; asset impairments; mark-to-market adjustments associated with actuarial gains and losses on pension and other postretirement benefit plans; environmental remediation costs, fines, penalties, remediation costs and related insurance recoveries related to facilities no longer owned or closed in prior years; gains and losses on the divestiture of operating businesses, joint ventures and equity investments; gains and losses on facility or property sales or disposals; results of litigation, fines or penalties, where such litigation (or action relating to the fines or penalties) arose prior to the commencement of the performance period; unrealized gains and losses from foreign currency option contracts; one-time, non-recurring items; and the effect of changes in accounting principles or other such laws or provisions affecting reported results.

(b)	Tax adjustments include the net tax expense (benefit) from one-time income tax items and deferred income tax valuation allowance adjustments.

	Year Ended December 31,
	2013	2012
Reconciliation to Consolidated Operating Income
Adjusted operating income	$261.5	$191.4
Special items in operating income	(30.0)	(53.9)

Operating income - GAAP	$231.5	$137.5

Adjusted EPS	2010Y	2011Y	2012Y	2013Y
Net income from continuing operations attributable to PolyOne common shareholders	$152.5	$153.4	$53.3	$94.0
SunBelt equity earnings, after tax	(14.7)	(3.7)	-	-
Special items, after tax	15.8	(30.5)	35.7	30.4
Tax adjustments	(88.3)	(42.3)	0.5	2.2

Adjusted net income	$65.3	$76.9	$89.5	$126.6

Diluted shares	96.0	94.3	89.8	96.5
Adjusted EPS	$0.68	$0.82	$1.00	$1.31

Senior management uses comparisons of adjusted operating income, adjusted net income from continuing operations attributable to PolyOne shareholders and diluted earnings per share (EPS) from continuing operations attributable to PolyOne shareholders excluding special items to assess performance and facilitate comparability of results. Above is a reconciliation of these non-GAAP financial measures to their most directly comparable measures calculated and presented in accordance with U.S. GAAP.

PolyOne Corporation

Summary of Special Items (Unaudited)

(In millions, except per share data)

Special items :	Year Ended December 31,
	2013	2012
Cost of sales:
Employee separation and plant phase-out costs	$(16.1)	$(0.4)
Reimbursement of previously incurred environmental costs	23.5	–
Environmental remediation costs	(61.2)	(12.8)
Acquisition related costs	(7.6)	(5.4)
Pension and other post-retirement mark-to-market adjustment	1.6	(1.3)

Impact on cost of sales	(59.8)	(19.9)

Selling and administrative expense:
Employee separation and plant phase-out costs	(38.2)	(11.1)
Legal related (costs) gains	5.2	(0.6)
Unrealized gain (loss) on foreign currency option contracts	1.1	(1.1)
Acquisition/divestiture related costs	(7.6)	(3.9)
Pension and other post-retirement mark-to-market adjustment	42.4	(40.7)

Impact on selling and administrative expense	2.9	(57.4)

Gain on sale of investment in equity affiliates	26.9	23.4

Impact on operating income	(30.0)	(53.9)

Debt extinguishment costs	(15.8)	–
Bridge loan commitment fees – interest expense	(1.9)	(1.3)
Other income, net	1.4	0.1

Impact on income from continuing operations before income taxes	(46.3)	(55.1)
Income tax benefit on special items	15.9	19.4

Impact of special items on net income attributable to PolyOne Shareholders	$(30.4)	$(35.7)

Basic earnings per common share impact	$(0.32)	$(0.40)
Diluted earnings per common share impact	$(0.32)	$(0.40)

Weighted average shares used to compute earnings per share:
Basic	95.5	89.1
Diluted	96.5	89.8

Shareowner Services P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or internet vote authorizes the named

proxies to vote your shares in the same manner as if

you marked, signed and returned your proxy card.

INTERNET – www.proxypush.com/pol Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 14, 2014.

PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 14, 2014.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by internet or by telephone, you do NOT need to mail back your proxy card.

    Please detach here

The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1.	Election of directors:

01 Richard H. Fearon        05 Richard A. Lorraine        09 Kerry J. Preete

02 Gregory J. Goff             06 Stephen D. Newlin         10 Farah M. Walters

03 Gordon D. Harnett        07 Robert M. Patterson      11  William A. Wulfsohn

04 Sandra B.Lin                 08 William H. Powell

		☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Proposal to approve the advisory resolution on named executive officer compensation.	☐	For	☐	Against	☐	Abstain

3.	Proposal to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2014.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Meeting Attendance? Mark box if you plan to attend 2014 Annual Meeting of Shareholders: ☐

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing proxy.

PolyOne Corporation

2014 ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 15, 2014

9:00 a.m.

PolyOne Corporation Headquarters

33587 Walker Road

Avon Lake, Ohio 44012

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders on May 15, 2014.

The shares of common stock you hold will be voted as you specify on the reverse side.

If no choice is specified, this proxy will be voted FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

By signing this proxy, you revoke all prior proxies and appoint Bradley C. Richardson, Lisa K. Kunkle and Kenneth M. Smith, and each of them, with full power of substitution, to vote your common shares of PolyOne Corporation, held of record on March 18, 2014, on the matters shown on the reverse side hereof and on any other matters that may come before the Annual Meeting of Shareholders and all adjournments.

See reverse for voting instructions.

Shareowner Services P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or internet vote authorizes the

Trustee to vote your shares in the same manner

as if you marked, signed and returned your

voting instruction card.

INTERNET – www.proxypush.com/pol Use the Internet to vote until 11:59 p.m. (CT) on May 12, 2014.

PHONE – 1-866-883-3382 Use a touch-tone telephone to vote until 11:59 p.m. (CT) on May 12, 2014.

MAIL – Mark, sign and date your voting instruction card and return it in the postage- paid envelope provided.

If you vote by internet or by telephone, you do NOT need to mail back your voting instruction card.

    Please detach here

The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1.	Election of directors:

01 Richard H. Fearon    05 Richard A. Lorraine       09 Kerry J.  Preete

02 Gregory J. Goff         06 Stephen D. Newlin         10 Farah M. Walters

03 Gordon D. Harnett    07 Robert M. Patterson      11 William A.  Wulfsohn

04 Sandra B. Lin            08 William H. Powell

		☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Proposal to approve the advisory resolution on named executive officer compensation.	☐	For	☐	Against	☐	Abstain

3.	Proposal to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2014.	☐	For	☐	Against	☐	Abstain

Meeting Attendance? Mark box if you plan to attend 2014 Annual Meeting of Shareholders: ☐

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on voting instruction card. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority.

PolyOne Corporation

2014 ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 15, 2014

9:00 a.m.

PolyOne Corporation Headquarters

33587 Walker Road

Avon Lake, Ohio 44012

voting instructions

This voting instruction card is solicited by the Board of Directors in connection with the Annual Meeting of Shareholders on May 15, 2014.

As a participant under either the PolyOne Retirement Savings Plan or the PolyOne Canada Inc. Retirement Savings Program (each a “Plan”), I hereby direct New York Life Trust Company as trustee of The PolyOne Retirement Savings Plan or Sun Life Financial as trustee of the PolyOne Canada Inc. Retirement Savings Program (each a “Trustee”) to vote (in person or by proxy), as designated on the reverse side, the whole number of common shares of PolyOne Corporation that are held by the Trustee and attributable to my interest in the Plan on March 18, 2014, and also a proportionate number of shares as of such date as to which no directions have been received, at the Annual Meeting of Shareholders to be held on May 15, 2014.

See reverse for voting instructions.